                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   -----------

                                    FORM 8-K



                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): June 26, 2001


                       CCC INFORMATION SERVICES GROUP INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                     000-28600               54-1242469
(State or other jurisdiction of        Commission            (I.R.S. Employer
incorporation or organization)         File Number        Identification Number)


                           WORLD TRADE CENTER CHICAGO
                              444 MERCHANDISE MART
                             CHICAGO, ILLINOIS 60654

          (Address of principal executive offices, including zip code)

               REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:
                                 (312) 222-4636

 Former Names or Former Address, if Changed Since Last Report: Not Applicable
                                                               --------------

                       CCC INFORMATION SERVICES GROUP INC.
                                AND SUBSIDIARIES


ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

         Subsequent to the filing of the 2000 Form 10-K, on April 19, 2001, the Registrant discontinued the operations of its Consumer Services segment. Attached are the Registrant's consolidated financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations as of December 31, 2000 and 1999 and for each of the three years ended December 31, 2000, and Selected Financial Data, restated to reflect the Consumer Services segment as a discontinued operation as required by Accounting Principles Board Statement No. 30.

         On June 26, 2001, the Company issued a press release announcing a set of strategic decisions relating to its DriveLogic and international businesses. A copy of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference. The affects of the announcement in the press release are not reflected in the financial statements included herein.


                                                                                   YEAR ENDED DECEMBER 31,
                                                            ---------------------------------------------------------------------
                                                            2000            1999             1998            1997            1996
                                                            ----            ----             ----            ----            ----
                                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues..........................................      $184,641        $179,021         $168,811        $151,293        $125,573
Expenses:
  Operating expenses..............................       181,018         160,751          145,045         126,310         106,989
  Restructuring charges...........................         6,017           2,242            1,707              --              --
  Litigation settlements..........................         2,375              --            1,650              --              --
                                                        --------        --------         --------        --------        --------

Operating income (loss)...........................        (4,769)         16,028           20,409          24,983          18,584
Interest expense..................................        (3,135)         (1,358)            (252)           (139)         (2,562)
Other income, net.................................         5,101             412              697           1,505             636
Gain on exchange of investment securities, net....        18,437              --               --              --              --
Equity in losses of ChoiceParts investment........        (2,071)             --               --              --              --
                                                        ========        ========         ========        ========        ========

Income from continuing operations before income
  taxes...........................................        13,563          15,082           20,854          26,349          16,658
Income tax provision..............................        (3,452)         (7,352)          (8,997)        (10,917)         (2,018)
                                                        --------        --------         --------        --------        --------
Income from continuing operations before equity
  losses and extraordinary item...................        10,111           7,730           11,857          15,432          14,640
Equity in net losses of affiliates................       (15,650)         (6,645)         (11,658)             --              --
                                                        --------        --------         --------        --------        --------
Income (loss) from continuing operations..........        (5,539)          1,085              199          15,432          14,640
Income (loss) from discontinued operations, net of
  income taxes                                            (3,704)           (333)            (280)            400             882
                                                        --------        --------         --------        --------        --------
Income (loss) before extraordinary item                   (9,243)            752              (81)         15,832          15,522
Extraordinary loss on early retirement of debt, net
  of income taxes.................................            --              --               --              --            (678)
                                                        --------        --------         --------        --------        --------
Net income (loss).................................        (9,243)            752              (81)         15,832          14,844
Dividends and accretion on mandatorily redeemable
  preferred stock.................................           --               (2)              43            (365)         (6,694)
                                                        --------        --------         --------        --------        --------
Net income (loss) applicable to common stock......      $ (9,243)          $ 750           $  (38)        $15,467          $8,150
                                                        ========        ========         ========        ========        ========

INCOME (LOSS) PER COMMON SHARE--BASIC
Income (loss) applicable to common stock from:
   Income (loss) from continuing operations.......       $ (0.25)          $0.05           $ 0.01         $  0.63          $ 0.42
   Income (loss) from discontinued operations.....         (0.17)          (0.02)           (0.01)           0.02            0.04
   Income (loss) before extraordinary item........         (0.42)           0.03               --            0.65            0.46
   Extraordinary loss on early retirement of debt,
    net of income taxes...........................           --               --               --              --           (0.03)
                                                        --------        --------         --------        --------        --------
Net income (loss) applicable to common stock......       $ (0.42)          $0.03           $   --         $  0.65          $ 0.43
                                                        ========        ========         ========        ========        ========


INCOME (LOSS) PER COMMON SHARE--DILUTED
Income (loss) applicable to common stock from:
   Income (loss) from continuing operations              $ (0.25)          $0.05           $ 0.01         $  0.60          $ 0.39
   Income (loss) from discontinued operations              (0.17)          (0.02)           (0.01)           0.02            0.04
   Income (loss) before extraordinary item........         (0.42)           0.03               --            0.62            0.43
   Extraordinary loss on early retirement of debt,
    net of income taxes...........................           --               --               --              --           (0.03)
                                                        --------        --------         --------        --------        --------
Net income (loss) applicable to common stock......       $ (0.42)          $0.03           $   --         $  0.62          $ 0.40
                                                        ========        ========         ========        ========        ========

Weighted average shares outstanding:
  Basic...........................................        21,851          22,856           24,616          23,807          19,056
  Diluted.........................................        21,851          23,162           25,188          24,959          20,367

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         In addition to historical facts or statements of current condition, this report contains forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. These may include statements regarding market prospects for our products, sales and earnings projections, and other statements regarding matters that are not historical facts. Some of these forward-looking statements may be identified by the use of words in the statements such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," or other words and terms of similar meaning. Our performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the technology industry as well as more specific risks and uncertainties such as those set forth above and in this report. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such forward-looking statements. Furthermore, we do not intend (and we are not obligated) to update publicly any forward-looking statements. This discussion is permitted by the Private Securities Litigation Reform Act of 1995.

                              RESULTS OF OPERATIONS

         The Company's results of operations for the periods indicated are set forth below:


                                                                                                   YEAR ENDED DECEMBER 31,
                                                                                          ---------------------------------------
                                                                                          2000            1999            1998
                                                                                          ----            ----            ----
                                                                                                        (IN THOUSANDS)
Revenues:
  CCC U.S........................................................................        $176,889        $173,723        $168,135
  CCC International..............................................................           7,752           5,298             676
                                                                                         --------        --------        --------
Total revenues...................................................................         184,641         179,021         168,811
Expenses:
  Production and customer support................................................          41,449          40,286          36,615
  Commissions, royalties and licenses............................................          13,512          16,247          21,464
  Selling, general and administrative............................................          86,663          73,146          55,982
  Depreciation and amortization..................................................          11,499           9,036           8,179
  Product development and programming............................................          27,895          22,036          22,805
  Restructuring charges..........................................................           6,017           2,242           1,707
  Litigation settlements.........................................................           2,375              --           1,650
                                                                                         --------        --------        --------
Operating income (loss)..........................................................          (4,769)         16,028          20,409
Interest expense.................................................................          (3,135)         (1,358)           (252)
Other income, net................................................................           5,101             412             697
Gain on exchange of investment securities, net...................................          18,437              --              --
Equity in losses of ChoiceParts investment.......................................          (2,071)             --              --
                                                                                         --------        --------        --------
Income (loss) from continuing operations before income taxes.....................          13,563          15,082          20,854
Income tax provision.............................................................          (3,452)         (7,352)         (8,997)
                                                                                         --------        --------        --------
Income (loss) from continuing operations before equity losses....................          10,111           7,730          11,857
Equity in net losses of affiliates...............................................         (15,650)         (6,645)        (11,658)
                                                                                         --------        --------        --------
Income (loss) from continuing operations.........................................          (5,539)          1,085             199
Income (loss) from discontinued operations, net of income taxes..................          (3,704)           (333)           (280)
                                                                                         --------        --------        --------
Net income (loss)................................................................        $ (9,243)        $   752         $   (81)
                                                                                         ========        ========        ========

                  NET INCOME (LOSS) AS A PERCENTAGE OF REVENUE

         To aid in your analysis and understanding, the following table sets forth our revenues, expenses and net income (loss), as a percentage of revenue for the last three fiscal years:


                                                                              YEAR ENDED DECEMBER 31,
                                                                         ------------------------------------
                                                                            2000         1999          1998
                                                                            ----         ----          ----
Revenues:
  CCC U.S.........................................................            95.8%        97.0%         99.6%
  CCC International...............................................             4.2          3.0           0.4
                                                                          --------     --------      --------
Total revenues....................................................           100.0        100.0         100.0
Expenses:
  Production and customer support.................................            22.5         22.5          21.7
  Commissions, royalties and licenses.............................             7.3          9.1          12.7
  Selling, general and administrative.............................            46.9         40.8          33.2
  Depreciation and amortization...................................             6.2          5.0           4.8
  Product development and programming.............................            15.1         12.3          13.5
  Restructuring charges...........................................             3.3          1.3           1.0
  Litigation settlements..........................................             1.3           --           1.0
                                                                          --------     --------      --------
Operating income (loss)...........................................            (2.6)         9.0          12.1
Interest expense..................................................            (1.7)        (0.8)         (0.1)
Other income, net.................................................             2.8          0.2           0.4
Gain on exchange of investment securities, net....................            10.0           --            --
Equity in losses of ChoiceParts investment........................            (1.1)          --            --
                                                                          --------     --------      --------
Income (loss) from continuing operations before income taxes......             7.4          8.4          12.4
Income tax provision..............................................            (1.9)        (4.1)         (5.4)
                                                                          --------     --------      --------
Income (loss) from continuing operations before equity losses.....             5.5          4.3           7.0
Equity in net losses of affiliates................................            (8.5)        (3.7)         (6.9)
                                                                          --------     --------      --------
Income (loss) from continuing operations..........................            (3.0)         0.6           0.1

Income (loss) from discontinued operations, net of income taxes...            (2.0)        (0.2)         (0.2)
                                                                          --------     --------      --------
Net income (loss).................................................            (5.0)%        0.4%         (0.1)%
                                                                          ========     ========      ========

                             2000 COMPARED WITH 1999

         For the year ended December 31, 2000, we reported a net loss applicable to common stock of $(9.2) million, or $(0.42) per share on a diluted basis, versus net income applicable to common stock of $0.8 million, or $0.03 per share on a diluted basis, for the same period last year. For the year ended December 31, 2000, we had an operating loss of $(4.8) million compared to operating income of $16.0 million in 1999. The decline in operating income of $20.8 million from 1999 was principally the result of an increase in operating expenses. Operating expenses increased $26.4 million, or 16.2%, reflecting a full year of spending of $18.4 million associated with DriveLogic, which was established late in 1999, costs of $6.0 million associated with the shutdown of International's D.W. Norris outsourcing business in December 2000 and $2.4 million of litigation settlements in 2000 related to the settlement cost of an arbitration proceeding with Autobody Software Solutions, Inc. and a lawsuit settlement with American Salvage Pool Association.

         For 2000, CCC U.S. had revenues of $176.9 million and CCC International had revenues of $7.8 million, which represented 95.8% and 4.2% of the total 2000 consolidated revenues, respectively. For 1999, CCC U.S. had revenues of $173.7 million and CCC International had revenues of $5.3 million, which represented 97.0% and 3.0% of the total 1999 consolidated revenues, respectively.

         In 2000, operating margins (operating income (loss) as a percentage of revenue), for our three revenue producing segments were 61.1% for CCC U.S. and (131.2)% for CCC International compared to 51.1% for CCC U.S. and (21.2)% for CCC International in 1999. DriveLogic had no revenues in both 2000 and 1999 and had operating losses of $19.1 million in 2000 compared to $0.7 million in 1999. Shared services operating expenses, which are currently not allocated, are primarily incurred in support of CCC U.S. Shared services consist primarily of product development, management information systems ("MIS"), legal, finance and administration totaled, $83.8 million for 2000 compared to $71.0 million in 1999. CCC U.S. has well-established products in the marketplace and as such, is currently able to generate higher operating margins than the other segments. CCC U.S.'s operating income and margin improved from 1999 based on cost reduction efforts over the last two years. These efforts included, but were not limited to, a reduction-in-force and the sale of its dealer services business both of which occurred in the fourth quarter of 1999 and the relocation of certain claims settlement functions to Sioux Falls, South Dakota in 1998. In addition, in the fourth quarter of 2000, CCC U.S. recorded a gain of $4.6 million related to the final resolution of previously accrued expenses related to a vendor agreement focused on technology testing and roll-out of certain products and services. Offsetting these decreases in operating expenses from 1999, were the costs associated with settling two litigation matters totaling $2.4 million and a charge of $1.9 million related to the determination that certain prepaid marketing fees paid to a third party related to the CCC U.S. Division's shop management products were impaired. This impairment determination was based on an analysis of projected future revenue and profitability streams of the shop management products associated with this marketing fee. In addition, certain contractual committed consulting fees and development expenses of $0.8 million related to this third party were recorded in the third quarter of 2000.

         CCC International's operating losses were mainly the result of its D.W. Norris outsourcing business acquired in August of 1999. D.W. Norris operating losses were $10.5 million for 2000 and accounted for the majority of CCC International's operating losses. D.W. Norris's results in 2000 included total charges of $6.8 million associated with our decision in December 2000 to shutdown the business. The decision to shutdown the business was the result of continued under performance and expected future losses due to the loss of a significant customer.

         DriveLogic had significant operating losses reflecting our continued development of new product offerings that will utilize the Internet. This new business unit was formed in late 1999.

         Shared Services operating expenses for 2000 of $83.8 million increased $14.7 million from $69.1 million in 1999, excluding the reduction-in-force charge of $1.9 million. The increase in expenses was primarily related to higher amortization expense related to internal use software costs, mainly those relating to a new customer relationship management system implemented in late 1999 and a new human resources and payroll system implemented in 2000. Further, increased MIS costs associated with internal infrastructure and consulting costs associated with the Company reviewing strategic alternatives for its Consumer Services segment contributed to the increase operating expenses. Offsetting these increases, in part, was a one-time compensation charge of $1.2 million recorded in 1999 as a result of a stock repurchase from a charitable trust funded by our former chairman, David M. Phillips.

REVENUES. Revenues for the year ended December 31, 2000 of $184.6 million were $5.6 million, or 3.1%, higher than the same period last year. The increase in revenues was primarily attributable to an increase in CCC U.S.'s revenue of $3.2 million, or 1.9%, from its EZNet communications network and a reduction in CCC U.S.'s accounts receivable allowance reserves in the first quarter of 2000 of approximately $1.2 million. This adjustment, which was reversed to the same line as the original provisions were recorded, was based on a detailed analysis of exposures and required reserves on an individual account basis of our accounts receivables. CCC International revenues increased year-over-year by $2.5 million, or 46.3%, due to the acquisition of D.W. Norris Limited, in late 1999.

PRODUCTION AND CUSTOMER SUPPORT. Production and customer support increased from $40.3 million, or 22.5% of revenue, to $41.4 million, or 22.5% of revenue. This increase was due to higher operating costs resulting from CCC International's acquisition of D.W. Norris in August of 1999.

COMMISSIONS, ROYALTIES AND LICENSES. Commission, royalties and licenses decreased from $16.2 million, or 9.1% of revenues, to $13.5 million, or 7.3% of revenues. The decrease in dollars and as a percentage of revenue was due mainly to a decrease in commissions resulting from CCC U.S.'s conversion of its independent sales representatives for collision repair facilities to salaried employees and the elimination of CCC U.S.'s highly commissioned dealer services products as part of the sale of this business in late 1999. In the third quarter of 2000, we determined that certain prepaid marketing fees paid to a third party for CCC U.S.'s PATHWAYS ENTERPRISE SOLUTION were impaired. This impairment determination was based on an analysis of projected future revenue and profitability streams of the shop management products associated with this marketing fee. We recorded a charge of $1.9 million in connection with the write-off of this asset that offset, in part, the decreases in commissions.

SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative increased from $73.1 million, or 40.8% of revenues, to $86.7 million, or 46.9% of revenues. Of this increase, approximately $12.1 million, or 89.4% of the net increase, was due to costs associated with DriveLogic. Additional increases were the result of CCC U.S.'s conversion of its independent sales representatives for collision repair facilities to salaried employees, consulting of $1.5 million associated with reviewing strategic alternatives for Consumer Services and a bad debt provision of $0.8 million recorded in connection with the decision to shut-down CCC International's D.W. Norris business in December 2000. These increases were offset, in part, by the impact of a 1999 one-time compensation charge of $1.2 million as a result of a stock repurchase from a charitable trust funded by our former chairman, David M. Phillips and lower consulting costs for projects aimed at improving the internal telecommunications and customer service infrastructure incurred in the first half of 1999. In addition, CCC U.S. recorded a fourth quarter 2000 gain of $4.6 million related to the final resolution of previously accrued expenses associated with a vendor agreement focused on technology testing and roll-out of certain products and services.

DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased from $9.0 million, or 5.0% of revenues, to $11.5 million, or 6.2% of revenues. The increase was mainly the result of additional amortization of internal use software costs, primarily those relating to a new customer relationship management system implemented in late 1999 and a new human resources and payroll system in 2000. In addition, as a result of the D.W. Norris acquisition in late 1999, goodwill amortization and depreciation on acquired fixed assets increased year-over year for CCC International. Depreciation and amortization also increased as a result of increased investment in computer equipment and software and DriveLogic's leasehold improvements and office furniture associated with its new office space.

PRODUCT DEVELOPMENT AND PROGRAMMING. Product development and programming increased from $22.0 million, or 12.3% of revenue, to $27.9 million, or 15.1% of revenue. The dollar and percentage of revenue increases were due primarily to DriveLogic's new product development efforts and CCC U.S.'s Total Loss development efforts.

RESTRUCTURING CHARGES. In December 2000, we decided to shutdown the D.W. Norris outsourcing business due to the significant losses incurred since the acquisition, the continued deterioration of the overall business and the poor long-term assessment of the business. As a result, the Company recorded a charge of $6.0 million in the fourth quarter of 2000 to write-off the goodwill, severance and related costs to terminate approximately 86 employees, write-down the fixed assets to net realizable value and contractual commitments. Excluding the restructuring charge, D.W. Norris had a net loss of $5.1 million in 2000. In the fourth quarter of 1999, the company recorded a reduction-in-force charge of $2.2 million. This charge consisted primarily of severance and outplacement costs related to the termination of approximately 100 employees. This reduction was part of a company-wide effort to improve profitability to help fund new initiatives, such as DriveLogic.

LITIGATION SETTLEMENTS. We recorded a charge of $1.4 million in the third quarter of 2000 related to settlement costs of an arbitration proceeding before the American Arbitration Association captioned AUTOBODY SOFTWARE SOLUTIONS, INC.
V. CCC INFORMATION SERVICES INC. In addition, we recorded a charge of $1.0 million in the fourth quarter of 2000 related to settlement costs of a litigation matter with American Salvage Pool Association. See Note 9--Litigation Settlements.

INTEREST EXPENSE. Interest expense increased from $1.4 million in 1999 to $3.1 million in 2000. The increase from 1999 was due to a higher level of borrowings in late 1999 and 2000 under our bank credit facility. The increase in borrowings was mainly the result of our stock repurchase program, acquisitions, funding to Enterstand and startup costs for DriveLogic.

OTHER INCOME, NET. Other income, net increased from $0.4 million in 1999 to $5.1 million in 2000. The increase from prior year was principally due to a $4.1 million gain recorded in the first quarter of 2000 on the termination of the sales and marketing agreement between InsurQuote Systems, Inc. and CCC. See Note 3--Investment in InsurQuote/ChannelPoint.

GAIN ON EXCHANGE OF INVESTMENT SECURITIES, NET. We recorded a gain in the second quarter of 2000 of approximately $18.4 million in connection with the exchange of our equity investment in InsurQuote securities for ChannelPoint common stock. Net of income taxes, the gain was approximately $17.7 million. See Note 3--Investment in InsurQuote/ChannelPoint.

EQUITY IN LOSSES OF CHOICEPARTS. We recorded a charge of $2.1 million for the period May 4, 2000 through December 31, 2000 related to our share of the losses of ChoiceParts, LLC. See Note 5--Investment in ChoiceParts.

 INCOME TAXES. Income taxes decreased from $7.4 million, or 48.7% of income from continuing operations before taxes, to $3.5 million, or 25.4% of income from continuing operations before taxes. The dollar decrease and the rate increase were mainly attributable to lower pretax income.

EQUITY IN NET LOSSES OF AFFILIATES. Equity in net losses of affiliates increased from $6.6 million in 1999 to $15.7 million in 2000. The results included $4.2 million in losses relating to InsurQuote for 1999, and $15.7 million and $2.4 million in losses relating to Enterstand for 2000 and 1999, respectively. The increase in Enterstand losses reflects the change in percentage of losses recognized from 19.9% to 85% for the period April 1, 2000 through September 30, 2000 which corresponded to the level of funding we provided Enterstand during that period. During the fourth quarter of 2000, we funded 100% of the operating losses of Enterstand. As a result of this funding, we recorded 100% of the losses incurred during this period. We also recorded a charge of $3.7 million to write-off our net investment and receivables from Enterstand given its recent level of losses and future projections for cash flow and profits. We ceased recording the net losses of InsurQuote in the second quarter of 1999 as a result of a new investor funding InsurQuote's net losses subsequent to March 31, 1999.

DISCONTINUED OPERATIONS. Loss from discontinued operations, net of income taxes increased from $0.3 million in 1999 to $3.7 million in 2000.

                             1999 COMPARED WITH 1998

         For the year ended December 31, 1999, we reported net income applicable to common stock of $0.8 million, or $0.03 per share on a diluted basis, versus a net loss applicable to common stock of $38,000, or $0.00 per share on a diluted basis, for the same period in 1998. Operating income for the year ended December 31, 1999 of $16.0 million declined $4.4 million, or 21.5%.

         For 1999, CCC U.S. had revenues of $173.7 million and CCC International had revenues of $5.3 million, which represented 97.0% and 3.0% of the total 1999 consolidated revenues, respectively. For 1998, CCC U.S. had revenues of $168.1 million and CCC International had revenues of $0.6 million, which represented 99.6% and 0.4% of the total 1998 consolidated revenues, respectively. DriveLogic, established in 1999, had no revenues.

         In 1999, operating margins (operating income as a percentage of revenue), for our three revenue producing segments were 51.1% for CCC U.S. and (21.2)% for CCC International compared to 47.4% for CCC U.S. and (65.8)% for CCC International in 1998. DriveLogic, established in the fourth quarter of 1999, had no revenues and had operating losses of $0.7 million in 1999. Shared services operating expenses, which are currently not allocated, are primarily incurred in support of CCC U.S. Shared services consist primarily of product development, management information systems ("MIS"), legal, finance and administration totaled, $71.0 million for 1999 compared to $58.8 million in 1998.

         CCC U.S. has well-established products in the marketplace and as such, is currently able to generate higher operating margins than the other divisions. CCC U.S.'s operating income and margin improved from 1998 based on both the growth in revenues and a reduction in operating expenses. In 1998, CCC U.S. recorded a non-recurring charge of $1.7 million for a settlement of a litigation matter and $1.7 million in restructuring charges for the relocation of certain claims settlement functions to Sioux Falls, South Dakota. As a result of the relocation of the claims settlement function, the CCC U.S. gained operating efficiencies in 1999 that contributed to the improvement in operating income.

         CCC International's operating losses were mainly the result of $0.7 million operating losses incurred by the D.W. Norris outsourcing business acquired in August of 1999. D.W. Norris's operating losses included a $0.4 million charge in the fourth quarter of 1999 related to a reduction-in-force charge aimed at improving the profitability of this business. In addition, CCC International included $0.2 million in goodwill amortization resulting from the D.W. Norris acquisition.

         DriveLogic had operating losses reflecting the initial investment costs of this new business unit that was formed in the fourth quarter of 1999.

         Shared Services operating expenses for 1999 of $69.1 million, excluding the reduction-in-force charge of $1.9 million, increased $10.3 million from $58.8 million in 1998. The increase in expenses was primarily related to consulting costs for projects aimed at improving internal telecommunications and customer service infrastructure, a compensation charge of $1.2 million as a result of a stock repurchase from a charitable trust funded by our former chairman, David M. Phillips and severance for an executive terminated in first quarter.

REVENUES. Revenues for the year ended December 31, 1999 of $179.0 million were $10.2 million, or 6.1%, higher than the same period last year. The increase in revenues was primarily attributable to continued growth in the CCC International segments as well as growth in CCC U.S.'s digital imaging and collision estimating products. Revenues for CCC U.S. for the year ended December 31, 1999 were $173.7 million, or 3.4%, higher than 1998. In addition, revenues for CCC International for the year ended December 31, 1999 of $5.3 million were $4.6 million, or 683.7%, higher than 1998. Of this increase, approximately $4.6 million can be attributed to the acquisition of CCC International and D.W. Norris Limited, in late 1999.

PRODUCTION AND CUSTOMER SUPPORT. Production and customer support increased from $36.6 million, or 21.7% of revenue, to $40.3 million, or 22.5% of revenue. The year over year increase was due primarily to additional production and customer support related to the International Division. In addition, the introduction of PATHWAYS ENTERPRISE SOLUTION product of CCC U.S. increased customer training costs year-over-year.

COMMISSIONS, ROYALTIES AND LICENSES. Commission, royalties and licenses decreased from $21.5 million, or 12.7% of revenues, to $16.2 million, or 9.1% of revenues. The decrease in dollars and as a percentage of revenue was due primarily to a decrease in commissions. The commission decrease was a result of CCC U.S.'s conversion of a portion of its independent sales representatives for collision repair facilities to salaried employees and the Company's elimination of certain of its highly commissioned dealer services products.

SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative increased from $56.0 million, or 33.2% of revenues, to $73.1 million, or 40.8% of revenues. The increase in dollars was due primarily to consulting costs for projects aimed at improving the internal telecommunications and customer service infrastructure, a compensation charge of $1.2 million as a result of a stock repurchase from a charitable trust funded by our former chairman, David M. Phillips, and reorganization costs of CCC U.S.'s automotive services group. The automotive services group reorganization costs of $4.1 million include severance costs and conversion costs of independent sales representatives to salaried employees.

DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased from $8.2 million, or 4.8% of revenues, to $9.0 million, or 5.0% of revenues. The increase in dollars was mainly the result of an increase in goodwill amortization resulting from an acquisition in 1999 and an increase in amortization of internal use software costs, primarily those relating to a new customer relationship management system.

PRODUCT DEVELOPMENT AND PROGRAMMING. Product development and programming decreased from $22.8 million, or 13.5% of revenue, to $22.0 million, or 12.3% or revenue. The dollar and percentage of revenue decreases were due primarily to our development efforts on international claims processing tool products being reimbursed monthly by the Enterstand Joint Venture, an international joint venture which develops products for the European marketplace ("Enterstand"). See
Note 4--Enterstand Joint Venture of the consolidated financial statements.

RESTRUCTURING CHARGE. We incurred a reduction-in-force charge of $2.2 million in the fourth quarter of 1999. The charge consisted primarily of severance and outplacement costs related to the termination of approximately 100 employees. This reduction was part of a company-wide effort to improve profitability to help fund new initiatives, such as DriveLogic.

INTEREST EXPENSE. Interest expense increased from $0.3 million in 1998 to $1.4 million in 1999. The increase from 1998 was due to borrowings in 1999 under our bank credit facility and increased costs associated with the amended bank credit facility. The increase in borrowings was mainly the result of our stock repurchase program and acquisitions.

OTHER INCOME, NET. Other income, net decreased from $0.7 million in 1998 to $0.4 million in 1999. The decline from prior year was primarily the result of lower interest income from the investment of excess cash.

INCOME TAXES. Income taxes decreased from $9.0 million, or 43.1% of income from continuing operations before taxes, to $7.4 million, or 48.7% of income from continuing operations before taxes. The dollar decrease and the rate increase were mainly attributable to lower pretax income.

EQUITY IN NET LOSSES OF AFFILIATES. Equity in net losses of affiliates decreased from $11.6 million in 1998 to $6.6 million in 1999. The results included $4.2 million and $11.4 million in losses relating to InsurQuote Systems Inc. ("InsurQuote") for 1999 and 1998, respectively, and $2.4 million and $0.2 million in losses relating to Enterstand for 1999 and 1998, respectively. We ceased recording the net losses of InsurQuote in the second quarter of 1999 as a result of a new investor funding InsurQuote's net losses subsequent to March 31, 1999.

DISCONTINUED OPERATIONS. Loss from discontinued operations, net of income taxes was $0.3 million in 1999 and 1998.

                         LIQUIDITY AND CAPITAL RESOURCES

         During the year ended December 31, 2000, net cash provided by operating activities was $20.1 million. In addition, CCC borrowed $18.0 million under its credit facility. In 2000, funds from operations and borrowings were used to purchase equipment and software for $17.6 million and to invest and fund our European joint venture Enterstand for $13.7 million. We also repurchased 0.7 million of our outstanding shares for $8.2 million.

         On October 28, 1998, the credit facility between CCC and its commercial bank was amended and restated from the original revolving credit agreement entered into on August 22, 1996. Under the amended credit facility with LaSalle National Bank, CCC increased its ability to borrow under the revolving line of credit from $20 million to $50 million and provided that the credit facility would be increased from $50 million to $100 million when the bank syndicate participating in the credit facility was completed, which occurred on February 10, 1999. CCC requested an increase in the credit facility to provide financing to pursue strategic acquisitions, to provide CCC with the flexibility for growth opportunity investments and to fund working capital requirements, as necessary. Under the terms of the amended and restated agreement, the revolving line of credit commitment was to be reduced by $10 million on October 31, 2001, $15 million on October 31, 2002 and $75 million on October 31, 2003. The interest rate under the amended bank credit facility was the London Interbank Offered Rate ("LIBOR") plus 1.0% or the prime rate in effect from time to time, as selected by CCC. During the years ended December 31, 2000 and 1999, the weighted average interest rates were 7.6% and 6.8%, respectively. CCC made cash interest payments of $2.6 million and $1.1 million, during the years ended December 31, 2000 and 1999, respectively. During 2000, CCC had net borrowings under the line of credit of $18.0 million resulting from draws under the credit facility of $53.0 million and repayments of $35.0 million.

         Under the bank credit facility, CCC has been, with certain exceptions, prohibited from making certain sales or transfers of assets, incurring nonpermitted indebtedness or encumbrances, and redeeming or repurchasing its capital stock, among other restrictions. In addition, the bank credit facility required CCC to maintain certain levels of operating cash flow and debt coverage, and limited CCC's ability to make investments and declare dividends. At December 31, 2000, CCC was not in compliance with certain of the covenants included in the bank credit facility. On February 15, 2001, CCC received a waiver from its banks with respect to those covenants. The credit facility agreement was also amended on February 15, 2001 to reduce the available credit line from $100 million to $60 million effective December 31, 2000, to place a general security lien on our assets on behalf of the banks and to increase interest rates to reflect current market and credit conditions.

         On April 17, 2001, CCC and its agent bank, LaSalle National Bank, amended the existing bank credit facility agreement. This amendment provides CCC with a waiver of certain covenants for the quarter ending March 31, 2001 and restates future covenants. Under the terms of the amended agreement, the credit facility has been reduced to $55 million effective April 17, 2001, the maturity date has been changed to September 30, 2002, the credit facility availability will be reduced by $3.0 million per quarter beginning on September 30, 2001 and other mandatory prepayments or reductions of the credit facility apply in the event of certain transactions or events. The amended bank credit facility is secured by a blanket first priority lien on all assets of CCC and our subsidiaries assets, and with certain exceptions, CCC is prohibited from making certain sales or transfers of assets. In addition, the amended bank credit facility revised certain covenants that require CCC to maintain specified levels of operating cash flow, debt coverage and net worth and that limit CCC's ability to make investments, including investments in DriveLogic, ChoiceParts and Enterstand. These revised covenants were based on our business plan and related financial plans for the year ending December 31, 2001. CCC is also required to provide the bank group with monthly financial and covenant reporting. CCC expects to be in compliance with all the covenants in the April 17, 2001 amended credit facility agreement based on the 2001 business plan and other potential operating and financial actions available to us, if required.

         On February 23, 2001, CCC Capital Trust, a wholly-owned subsidiary of the Company ("CCC Trust"), issued 15,000 Trust Preferred Securities ("Trust Preferred Securities") and the Company issued 100 shares of its Series F Preferred Stock, par value $1.00 per share, and a warrant to purchase 1,200,000 shares of its Common Stock at an exercise price of

$10.00 per share to Capricorn Investors III, L.P., one of our existing stockholders. We received an aggregate purchase price of $15.0 million from the sale of these securities. The proceeds from the sale have been, and will be, used for general corporate purposes.

         In connection with CCC Trust's issuance of the Trust Preferred Securities and our related purchase of all of the Trust's common securities, we issued an Increasing Rate Note Due 2006 in the principal amount of $15.5 million, due February 23, 2006 ("Increasing Rate Note"), to the Trust. The sole asset of the Trust is the Increasing Rate Note and any interest accrued thereon. The interest payment dates on the Increasing Rate Note correspond to the distribution dates on the Trust Preferred Securities. The Trust Preferred Securities mature simultaneously with the Increasing Rate Note. We unconditionally guaranteed all of the Trust Preferred Securities to the extent of the assets of CCC Trust.

         The Increasing Rate Note is subordinated to our bank debt. Cumulative distributions on the Trust Preferred Securities accrue at a rate of (i) 9% per annum, payable in cash or in kind at our option, for the first three years from February 23, 2001 and (ii) 11% per annum, payable in cash, thereafter. The Trust Preferred Securities are mandatorily redeemable on February 23, 2006. In addition, all or any portion of the outstanding Trust Preferred Securities may be called for redemption at our option at any time on or after February 23, 2004. The redemption price for both the mandatory and the optional redemptions is equal to the liquidation amount of the Trust Preferred Securities plus accrued but unpaid distributions.

         Our principal liquidity requirements include our operating activities, including product development for CCC U.S. and DriveLogic, our investments in internal and customer capital equipment and funding requirements for our ChoiceParts and Enterstand investments. The decision to discontinue the Consumer Services segment will require approximately $3.4 million of cash to wind down the operations. For the year, we expect the savings to more than offset this additional cash requirement.

         CCC has the ability to operate with a working capital deficit, as we receive substantial payments from our customers for its services in advance of recognizing the revenues and the costs incurred to provide such services. CCC invoices each customer a month in advance for the following month's PATHWAYS COLLISION ESTIMATING software services. As such, CCC typically receives cash from its customers prior to recognizing the revenue and incurring the expense for the services provided. These amounts are reflected as deferred revenue in the consolidated balance sheet until these amounts are earned and recognized as revenues.

We have over the past three years been able to fund all of our working capital needs and capital expenditures from cash generated from operations. Management believes that cash flows from operations, its available credit line facility, the funding it received from Capricorn and other financing alternatives currently being pursued will be sufficient to meet our liquidity needs for the year ending December 31, 2001. There can be no assurance, however, that we will be able to satisfy our liquidity needs in the future without engaging in financing activities beyond those described above.

                      CERTAIN RISKS RELATED TO OUR BUSINESS

WE MAY NOT BE ABLE TO SUCCESSFULLY DEVELOP NEW SERVICES, WHICH MAY ADVERSELY AFFECT OUR BUSINESS.

         The markets in which we compete are increasingly characterized by technological change. The introduction of competing services incorporating new technologies could render some or all of our services unmarketable. We believe that our future success depends on our ability to enhance our current services and to develop new services that address the increasingly sophisticated needs of our customers. As a result, we have in the past and intend to continue to commit substantial resources to product development and programming. The development of new products may result in unanticipated expenditures and capital costs which may not be recovered in the event of an unsuccessful product. Our failure to develop and introduce new or enhanced services and products in a timely and cost-effective manner in response to changing technologies or customer requirements would have a material adverse effect on our business, financial condition and results of operations.

OUR ABILITY TO PROVIDE COLLISION ESTIMATING SERVICES TO OUR CUSTOMERS COULD BE SEVERELY LIMITED IF ACCESS TO THE DATA SUPPLIED BY HEARST IS INTERRUPTED.

         A substantial portion of the data utilized in our collision estimating products is derived from the Motor Crash Estimating Guide, a publication of a subsidiary of The Hearst Corporation. We have a license to use the Motor Crash Estimating Guide data under an agreement with Hearst which expires on April 1, 2018. There can be no assurance that we will be able to renew the Hearst license on economic terms that are beneficial to us or at all. We do not believe that we have access to an alternative database that would provide comparable information. Any interruption of our access to the Motor Crash Estimating Guide data could have a material adverse effect on our business, financial condition and results of operations. For additional information regarding our license with Hearst, see Item 1. Business--Intellectual Property and Licenses.

IF WE ARE UNABLE TO PROTECT OUR TRADE SECRETS AND PROPRIETARY INFORMATION, OUR ABILITY TO COMPETE EFFECTIVELY COULD BE ADVERSELY IMPACTED.

         We regard the technology underlying our services and products as proprietary. We rely primarily on a combination of intellectual property laws, patents, trademarks, confidentiality agreements and contractual provisions to protect our proprietary rights. We have registered certain of our trademarks. Our TOTAL LOSS calculation process is not patented; however, the underlying methodology and processes are trade secrets and are essential to our TOTAL LOSS business. Existing trade secrets and copyright laws afford us limited protection. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our software or to obtain and use information that we regard as proprietary. Policing unauthorized use of our software is difficult. There can be no assurance that the obligations to maintain the confidentiality of our trade secrets and proprietary information will effectively prevent disclosure of our confidential information or provide meaningful protection for our confidential information, or that our trade secrets or proprietary information will not be independently developed by our competitors. There can be no assurance that our trade secrets or proprietary information will provide competitive advantages or will not be challenged or circumvented by its competitors. We may be required to litigate to defend against claims of infringement, to protect our intellectual property rights and could result in substantial cost to, and diversion of efforts by, us. There can be no assurance that we would prevail in any such litigation. If we are unable to protect our proprietary rights in our intellectual property, it could have a material adverse effect on our business, financial condition and results of operations.

WE ARE CURRENTLY COMMITTING A SIGNIFICANT AMOUNT OF CAPITAL TO DRIVELOGIC, WHICH MAY NEVER BE PROFITABLE.

         We are currently committing a significant amount of capital to our newest segment, DriveLogic in the belief that this investment will result in a family of new products that can be used by the insurance claims industry to make the claims process more efficient. However, development projects can be lengthy and are subject to changing market requirements and unforeseen factors which can result in delays, therefore we can not be certain that DriveLogic will develop into a profitable entity. Currently, DriveLogic has only one fully operational product, COLLISION REPAIR SOLUTION. This product does not generate revenue at this time and may never do so. Although we believe we are close to marketing several new products that will be favorable received by the insurance industry, we cannot guarantee that these products will ever be operational or be adopted by a large customer base. Therefore, the large amount of capital currently being invested in DriveLogic may never show a profitable return.

WE ARE INVOLVED IN LEGAL PROCEEDINGS THAT, IF ADVERSELY ADJUDICATED OR SETTLED, COULD MATERIALLY IMPACT OUR FINANCIAL CONDITION.

         We are currently involved in several legal proceedings that may result in substantial payments by the Company. We currently are defendants in 20 class actions suits regarding our TOTAL LOSS product. If we were to face a full court trial and an unfavorable resolution of these cases, we could incur significant legal and settlement expenses that may have a significant negative impact on our revenue. See Item 3. Legal Proceedings for further discussion.

WE HAVE A HISTORY OF OPERATING LOSSES AND OUR FUTURE PROFITABILITY IS UNCERTAIN, WHICH MAY IMPACT OUR ABILITY TO CONTINUE OPERATIONS.

         We have an accumulated net deficit from inception of approximately $55.0 million through December 31, 2000.

Additionally, we failed to generate a profit for the years 2000 and 1998, and have seen a persistent decrease in cash flow for the last three years. Losses have resulted principally from costs incurred in product acquisition and development, from servicing of debt and from general and administrative costs. These costs have exceeded our revenues in most years, which have been derived primarily from the sale of our Total Loss product and PATHWAYS services. Although we increased our revenue in each of the years ended December 31, 2000, 1999 and 1998, there can be no assurance that we will be able to sustain this growth or achieve or maintain profitability in the future.

IF WE ARE UNABLE TO GENERATE SUFFICIENT CASH FLOW TO SERVICE OUR INDEBTEDNESS OR OTHER OBLIGATIONS OR FIND ALTERNATIVE FINANCING SOURCES, OUR BUSINESS MAY BE ADVERSELY AFFECTED.

         Our ability to make payments on our indebtedness and other obligations and to fund planned expenditures depends on our ability to generate future cash flow. This, to some extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. In addition, our ability to borrow funds under our $55.5 million credit facility ("Credit Facility"), depends on our satisfying various covenants, which require us to maintain certain levels of operating cash flow, debt coverage and net worth and limits our ability to make investments including investments in DriveLogic, ChoiceParts and Enterstand. As of December 31, 2000, we were not in compliance with certain of these covenants. However, we received a waiver on February 15, 2001 from the banks lending under the Credit Facility with respect to these covenants. In addition, on April 17, 2001, we received waivers for certain covenants for the quarter ending March 31, 2001 and restated future covenants.

         We cannot assure you that our business will generate cash flow from operations or that future borrowings will be available to us under the Credit Facility or otherwise. However, we can give no assurances as to whether we will be able to obtain additional financing from other sources. Inability to obtain financing from alternative sources may have an adverse effect on our financial position, results of operations and cash flow.

Index to Consolidated Financial Statements and Schedule

1. Consolidated Financial Statements

   Report of Independent Accountants................................

   Consolidated Financial Statements:

     Consolidated Statement of Operations...........................

     Consolidated Balance Sheet.....................................

     Consolidated Statement of Cash Flows...........................

     Consolidated Statement of Stockholders' Equity.................

     Notes to Consolidated Financial Statements.....................

2. Financial Statement Schedule

   Schedule II Valuation and Qualifying Accounts....................

All other schedules have been omitted because the required information is included in the financial statements or notes thereto or because they are not required.

REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Stockholders of CCC Information Services Group Inc.:

         In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of CCC Information Services Group Inc. and its subsidiaries ("Company") at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of CCC Information Services Group Inc.'s management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         As discussed in Note 15, the Company has obtained waivers for certain covenants in the credit facility that were not complied with as of December 31, 2000 and March 31, 2001. Further, the Company has amended their credit facility with their lending group as of April 17, 2001. This amendment includes revisions to the existing financial covenants and requires the Company to comply with certain non-financial covenants. The Company's plans regarding these matters during 2001 are described in Note 15.

PRICEWATERHOUSECOOPERS LLP
Chicago, Illinois
March 23, 2001, except as to paragraph 3
of Note 15, which is as of April 17, 2001 and except as to Note 25, which is as of April 19, 2001

                       CCC INFORMATION SERVICES GROUP INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                   YEAR ENDED DECEMBER 31,
                                                                          ------------------------------------
                                                                              2000          1999         1998
                                                                              ----          ----         ----
Revenues...........................................................       $184,641      $179,021     $168,811
Expenses:
  Production and customer support..................................         41,449        40,286       36,615
  Commissions, royalties and licenses..............................         13,512        16,247       21,464
  Selling, general and administrative..............................         86,663        73,146       55,982
  Depreciation and amortization....................................         11,499         9,036        8,179
  Product development and programming..............................         27,895        22,036       22,805
  Restructuring charges............................................          6,017         2,242        1,707
  Litigation settlements...........................................          2,375            --        1,650
                                                                          --------      --------      --------
Operating income (loss)............................................         (4,769)       16,028       20,409
Interest expense...................................................         (3,135)       (1,358)        (252)
Other income, net..................................................          5,101           412          697
Gain on exchange of investment securities, net.....................         18,437            --           --
Equity in losses of ChoiceParts investment.........................         (2,071)           --           --
                                                                          --------      --------      --------
Income from continuing operations before income taxes..............         13,563        15,082       20,854
Income tax provision...............................................         (3,452)       (7,352)      (8,997)
                                                                          --------      --------      --------
Income from continuing operations before equity losses                      10,111         7,730       11,857
Equity in net losses of affiliates.................................        (15,650)       (6,645)     (11,658)
                                                                          --------      --------     --------
Income (loss) from continuing operations...........................         (5,539)        1,085          199
Income (loss) from discontinued operations, net of income taxes....         (3,704)         (333)        (280)
                                                                          --------      --------     --------
Net income (loss)..................................................         (9,243)          752          (81)
Dividends and accretion on mandatorily redeemable preferred stock..            --             (2)          43
Net income (loss) applicable to common stock.......................       $ (9,243)      $   750       $  (38)
                                                                          ========     =========     ========

PER SHARE DATA:
Income (loss) per common share--basic from:

  Continuing operations............................................       $  (0.25)      $  0.05        $0.01
  Discontinued operations..........................................          (0.17)        (0.02)       (0.01)
                                                                          --------     ---------     --------
Income (loss) per common share--basic...............................      $  (0.42)      $  0.03        $  --
                                                                          ========     =========     ========
Income (loss) per common share--diluted from:
  Continuing operations............................................       $  (0.25)      $  0.05        $0.01
  Discontinued operations..........................................          (0.17)        (0.02)       (0.01)
                                                                          --------     ---------     --------
Income (loss) per common share--diluted............................       $  (0.42)      $  0.03        $  --
                                                                          ========     =========     ========

Weighted average shares outstanding:
  Basic............................................................         21,851        22,856       24,616
  Diluted..........................................................         21,851        23,162       25,188


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                       CCC INFORMATION SERVICES GROUP INC.
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                                                                 DECEMBER 31,
                                                                                      --------------------------
                                                                                            2000            1999
                                                                                            ----            ----
                                   ASSETS
Cash..........................................................................            $1,634          $1,378
Accounts receivable, net......................................................            21,382          24,377
Other current assets..........................................................             5,283          11,546
                                                                                         -------         -------
  Total current assets........................................................            28,299          37,301
Property and equipment, net...................................................            22,099          17,807
Goodwill, net.................................................................             9,595          16,358
Deferred income taxes.........................................................             8,038           6,719
Investments...................................................................            23,051              --
Notes receivable..............................................................             5,257              --
Investments in affiliates.....................................................               724           3,402
Other assets..................................................................               796           2,962
                                                                                         -------         -------
  Total assets................................................................           $97,859         $84,549
                                                                                         =======         =======

                     LIABILITIES AND STOCKHOLDERS' EQUITY
Book overdraft................................................................            $8,682          $1,630
Accounts payable and accrued expenses.........................................            35,300          33,918
Income taxes payable..........................................................             1,071           1,188
Current portion of long-term debt.............................................               314             440
Deferred revenues.............................................................             4,911           3,993
                                                                                         -------         -------
  Total current liabilities...................................................            50,278          41,169
Long-term debt................................................................            42,000          24,685
Deferred revenues.............................................................               120             368
Other liabilities.............................................................             3,340           3,061
Minority interest.............................................................                 3               5
                                                                                         -------         -------
  Total liabilities...........................................................            95,741          69,288
                                                                                         -------         -------
Commitments and contingencies (Notes 22 and 24)
Common stock ($0.10 par value, 40,000,000 and 30,000,000 shares authorized,
  21,759,279 and 21,991,826 shares issued and outstanding at December 31, 2000
  and 1999, respectively).....................................................             2,593           2,549
Additional paid-in capital....................................................           103,279          98,799
Accumulated deficit...........................................................           (54,962)        (45,719)
Accumulated other comprehensive loss..........................................              (423)            (65)
Treasury stock, at cost (4,286,665 and 3,618,115 common shares in treasury at
  December 31, 2000 and 1999, respectively)...................................           (48,369)        (40,303)
                                                                                         -------         -------
  Total stockholders' equity..................................................             2,118          15,261
                                                                                         -------         -------
  Total liabilities and stockholders' equity..................................           $97,859         $84,549
                                                                                         =======         =======

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                       CCC INFORMATION SERVICES GROUP INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                                    YEAR ENDED DECEMBER 31,
                                                                                                    -----------------------
                                                                                              2000           1999           1998
                                                                                              ----           ----           ----
Operating Activities:
  Net income (loss)...................................................................    $ (9,243)          $752         $  (81)
   Adjustments to reconcile net income (loss) to net cash provided by operating activities:
  Equity in net losses of affiliates..................................................      15,650          6,645         11,658
  Equity in losses of ChoiceParts.....................................................       2,071             --             --
  Minority share in losses (earnings) of subsidiaries.................................          (2)            --              1
  Depreciation and amortization of property and equipment.............................       9,788          7,967          7,566
  Amortization of goodwill............................................................       2,666          2,415          1,604
  Deferred income tax provision (benefit).............................................      (1,319)           721           (296)
  Gain on exchange of investment securities, net......................................     (18,437)            --             --
  Gain on settlement of marketing agreement...........................................      (3,644)             --             --
  D.W. Norris restructuring charge....................................................       6,017             --             --
  Write-off of internally developed software..........................................       2,906             --             --
  Other, net..........................................................................         (86)           947            535
        Changes in:
  Accounts receivable, net............................................................       2,096          2,158         (4,119)
  Other current assets................................................................       1,569         (6,320)          (438)
  Other assets........................................................................       1,439            606         (2,324)
  Accounts payable and accrued expenses...............................................       6,629          9,719          4,370
  Current income taxes................................................................       1,277          2,336            253
  Deferred revenues...................................................................         670         (1,007)        (2,289)
  Other liabilities...................................................................          45           (764)          (527)
                                                                                          --------       --------         ------
  Net cash provided by operating activities...........................................      20,092         26,175         15,913
                                                                                          --------       --------         ------

Investing Activities:
  Capital expenditures................................................................     (17,627)       (10,357)       (12,788)
  Purchase of investment securities...................................................          --         (1,484)       (12,778)
  Purchase of subsidiaries, net of cash received......................................          --         (5,584)        (4,485)
  Investment in affiliates............................................................     (13,691)            --        (22,000)
  Purchase of InsurQuote securities...................................................        (527)            --             --
  Proceeds from sales of investment securities........................................          --          1,484         42,832
  Other, net..........................................................................         (75)          (768)           (15)
                                                                                          --------       --------         ------
  Net cash used for investing activities..............................................     (31,920)       (16,709)        (9,234)
                                                                                          --------       --------         ------
Financing Activities:
  Principal payments on long-term debt................................................     (35,811)       (41,142)        (5,111)
  Proceeds from issuance of long-term debt............................................      53,000         54,000         16,000
  Redemption of preferred stock, including accrued dividends..........................          --           (690)        (4,323)
  Proceeds from exercise of stock options.............................................       2,498          1,602          1,202
  Proceeds from employee stock purchase plan..........................................         632            762            712
  Payments to acquire treasury stock..................................................      (8,235)       (24,146)       (15,697)
                                                                                          --------       --------         ------
  Net cash provided by (used for) financing activities................................      12,084         (9,614)        (7,217)
                                                                                          --------       --------         ------
Net increase (decrease) in cash.......................................................         256           (148)          (538)
Cash:
Beginning of year.....................................................................       1,378          1,526          2,064
                                                                                          --------       --------         ------
End of year...........................................................................    $  1,634         $1,378         $1,526
                                                                                          ========       ========         ======

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                       CCC INFORMATION SERVICES GROUP INC.
         AND SUBSIDIARIES CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                     (IN THOUSANDS, EXCEPT NUMBER OF SHARES)


                                 OUTSTANDING
                                 COMMON STOCK                                                        TREASURY STOCK
                                 ------------                                                        --------------
                                                                                ACCUMULATED
                                                     ADDITIONAL                     OTHER      NUMBER                     TOTAL
                              NUMBER OF      PAR      PAID-IN      ACCUMULATED  COMPREHENSIVE    OF                    STOCKHOLDERS'
                                SHARES      VALUE     CAPITAL        DEFICIT        LOSS       SHARES      COST           EQUITY
                                ------      -----     -------        -------        ----       ------      ----           ------
December 31, 1997..........    24,577,910   $2,458      $90,273      $(46,431)       $--       117,618      $(473)        $45,827
  Preferred stock
  accretion and dividends
  accrued..................            --       --           --            43         --            --         --              43
  Stock options exercised
  including income tax
  benefit..................       464,337       47        4,593            --         --         4,307       (115)          4,525
  Employee stock purchase
  plan.....................        57,918        5          707            --         --            --         --             712
  Treasury stock purchases.    (1,400,000)      --           --            --         --     1,400,000    (15,697)        (15,697)
  Translation adjustment...            --       --           --            --        (26)           --         --             (26)
  Net loss.................            --       --           --           (81)        --            --         --             (81)
                             ------------   ------    ---------      --------     ------     ---------   --------        --------
  Comprehensive loss.......            --       --           --           (81)       (26)           --         --            (107)
                             ------------   ------    ---------      --------     ------     ---------   --------        --------
December 31, 1998..........    23,700,165    2,510       95,573       (46,469)       (26)    1,521,925    (16,285)         35,303
                             ------------   ------    ---------      --------     ------     ---------   --------        --------
  Preferred stock
  dividends accrued........            --       --           --            (2)        --            --         --              (2)
  Stock options exercised
  including income tax
  benefit..................       310,467       31        2,448            --         --            --         --           2,479
  Employee stock purchase plan.    77,384        8          754            --         --            --         --             762
  Treasury stock purchases.    (2,108,190)      --           --            --         --     2,108,190    (24,146)        (24,146)
  Translation adjustment...            --       --           --            --        (39)           --         --             (39)
  Other....................        12,000       --           24            --         --       (12,000)       128             152
  Net income...............            --       --           --           752         --            --         --             752
                             ------------   ------    ---------      --------     ------     ---------   --------        --------
  Comprehensive income
  (loss)...................            --       --           --           752        (39)           --         --             713
                             ------------   ------    ---------      --------     ------     ---------   --------        --------
December 31, 1999..........    21,991,826    2,549       98,799       (45,719)       (65)    3,618,115    (40,303)         15,261
                             ------------   ------    ---------      --------     ------     ---------   --------        --------
  Stock options exercised
  including income tax
  benefit..................       358,267       36        3,856            --         --            --         --           3,892
  Employee stock purchase
  plan.....................        77,736        8          624            --         --            --         --             632
  Treasury stock purchases.      (683,550)      --           --            --         --       683,550     (8,235)         (8,235)
  Translation adjustment...            --       --           --            --       (358)           --         --            (358)
  Other....................        15,000       --           --            --         --       (15,000)       169             169
  Net loss.................            --       --           --        (9,243)        --            --         --          (9,243)
                             ------------   ------    ---------      --------     ------     ---------   --------        --------
  Comprehensive loss.......            --       --           --        (9,243)      (358)           --         --          (9,601)
                             ------------   ------    ---------      --------     ------     ---------   --------        --------
December 31, 2000..........    21,759,279   $2,593     $103,279      $(54,962)     $(423)    4,286,665   $(48,369)         $2,118
                             ============   ======    =========      ========     ======     =========   ========        ========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                       CCC INFORMATION SERVICES GROUP INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--DESCRIPTION OF BUSINESSES AND ORGANIZATION

         CCC Information Services Group Inc., incorporated in Delaware in 1983 and headquartered in Chicago, Illinois, is a holding company that operates through its wholly owned subsidiary, CCC Information Services Inc. ("CCC") (collectively referred to as the "Company"), and three business segments: CCC U.S., CCC International and DriveLogic; and shared service groups that provide product development, management information systems, legal, finance and administration. Our three business segments, together with our shared service groups, employ approximately 1,550 full-time employees. We automate the process of evaluating and settling automobile claims, which allows our customers to integrate estimate information, labor time and cost, recycled parts and various other calculations derived from our extensive databases, electronic images, documents and other related information into organized electronic workfiles. We develop, market and supply a variety of automobile claims services which enable customers in the automobile claims industry, including automobile insurance companies, collision repair facilities, independent appraisers, automobile dealers and consumers, to manage the automobile claims and vehicle restoration process. Our primary products and services are TOTAL LOSS and PATHWAYS which provide our customers with access to various automobile information databases and claims management software.

         As of December 31, 2000, White River Ventures Inc. ("White River") held approximately 33% of our outstanding common stock. In June 1998, White River Corporation, the sole shareholder of White River, was acquired in a merger with Demeter Holdings Corporation, which is solely controlled by the President and Fellows of Harvard College, a Massachusetts educational corporation and title-holding company for the endowment fund of Harvard University. Charlesbank Capital Partners LLC acts as the investment manager with respect to the investment of White River in the Company.

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION

         The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries, which are currently wholly owned or majority owned. The consolidated financial statements for the year ended December 31, 2000 include the results of companies acquired during each year from the date of acquisition. See Note 6--Acquisitions.

REVENUE RECOGNITION

         Revenues are recognized after products and services are provided, when evidence of arrangements exists and when collection is probable. During the years 2000, 1999 and 1998, 62%, 62% and 62%, respectively, of consolidated revenues were derived from insurance companies. The Company has adopted Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements", ("SAB 101"). The adoption of SAB 101 did not have a material effect on the Company's consolidated results of operations or financial position.

ACCOUNTS RECEIVABLE

         Accounts receivable as presented in the accompanying consolidated balance sheet are net of reserves for customer allowances and doubtful accounts. As of December 31, 2000 and 1999, $3.7 million, and $4.0 million, respectively, have been applied as a reduction of accounts receivable. As of December 31, 2000, the reserve balance includes a bad debt provision of $0.8 million recorded in connection with the decision to shut-down CCC International's D.W. Norris business in December 2000. Of total accounts receivable, net of reserves, at December 31, 2000 and 1999, $20.1 million and $20.3 million, respectively, were due from insurance companies.

CHANGE IN ESTIMATE

         Effective January 1, 2000, the Company modified its methodology for determining allowances for accounts receivable. The previous method applied primarily a predetermined percentage to the accounts receivable aging balances, while considering the specific identification of customer accounts requiring allowances. The modified method incorporates a higher degree of specific identification of customer accounts requiring allowances in conjunction with the general percentage application on remaining accounts receivable balances. As a result of the change, the Company reduced reserves by approximately $1.2 million in the first quarter of 2000. This amount is reflected in revenue in the consolidated statement of operations for the year ended December 31, 2000. The adjustment was reflected in revenue as the original provisions for allowances were recorded against revenue. Management believes that the new methodology provides for a more accurate valuation of the Company's accounts receivable balances.

SOFTWARE DEVELOPMENT COSTS

         The Company expenses research and development costs as incurred. The Company has evaluated the establishment of technological feasibility of its software products in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." The Company sells its products in a market that is subject to rapid technological change, new product development and changing customer needs. Accordingly, technological feasibility of the Company's products is generally not established until the development of the product is nearly complete. The Company defines technological feasibility as the completion of a working model. The time period during which costs could be capitalized, from the point of reaching technological feasibility until the time of general product release, has been typically very short and, consequently, amounts subject to capitalization have not been significant. For the years 2000, 1999 and 1998, research and development costs of approximately $11.1 million, $3.9 million and $4.9 million, respectively, are reflected in the accompanying consolidated statement of operations.

PROPERTY AND EQUIPMENT

         Property and equipment is stated at cost, net of accumulated depreciation. Depreciation of equipment is computed on a straight-line basis over estimated useful lives. The Company uses a 2-3 year life for computer equipment; 3 year life for purchased software, licenses and databases; 5 year life for furniture and other equipment; the life of the lease, ranging from 3 to 15 years for leasehold improvements and 20 year life for buildings.

GOODWILL

         The excess of purchase price paid over the estimated fair value of identifiable tangible and intangible net assets of acquired businesses is capitalized and amortized on a straight-line basis over periods not exceeding 20 years. When events or changes in circumstances indicate that the carrying value of such assets may not be recoverable, the Company performs an analysis of undiscounted future cash flows to determine whether recorded amounts are impaired. See Note 8--Restructuring Charges for discussion of the write-off of D.W. Norris's goodwill in 2000.

DEBT ISSUE COSTS

         As of December 31, 2000 and 1999, deferred debt issue costs, net of accumulated amortization, of $0.4 million and $0.6 million, respectively, were included in other assets in the Company's consolidated balance sheet.

FOREIGN CURRENCY

         The Company has determined that the functional currency of each foreign operation is the local currency. Assets and liabilities denominated in foreign currencies are translated into United States dollars at the exchange rate on the balance sheet date, while revenues and expenses are translated at average rates of exchange prevailing during the period. Translation adjustments of $(0.4) million and $(0.1) million for 2000 and 1999, respectively, are included in accumulated other comprehensive loss as a separate component of stockholders' equity in the consolidated balance sheet.

INCOME TAXES

         The Company has established deferred income tax asset valuation allowances for its losses incurred at CCC International and D.W. Norris Limited (collectively "International"). These valuation allowances were established based on International's history of operating losses and an inability to project future taxable income with certainty to utilize the net operating losses.

STOCK BASED COMPENSATION

         The Company follows SFAS No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"). As allowed by SFAS 123, the Company has elected to continue to account for its stock based compensation programs according to the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has adopted the disclosure provisions required by SFAS 123. The Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB Opinion No. 25 in March 2000 ("FIN 44"). The Company adopted FIN 44 which did not have a material effect on the Company's consolidated results of operations or financial position.

PER SHARE INFORMATION

         The Company follows SFAS No. 128, "Earnings Per Share" ("SFAS 128") in computing per share information. SFAS 128 requires the presentation of basic and diluted earnings per share. Earnings per share are based on the weighted average number of shares of common stock outstanding and common stock equivalents using the treasury stock method. See Note 21--Earnings Per Share.

FAIR VALUE OF FINANCIAL INSTRUMENTS

         As of December 31, 2000, the carrying amount of the Company's financial instruments, principally its investment in ChannelPoint (See Note 3--Investment in InsurQuote/ChannelPoint), approximates their estimated fair value based upon market prices for the same or similar type of financial instruments.

PERVASIVENESS OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements, and that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

NEW ACCOUNTING PRONOUNCEMENTS

         In December 1999, the Securities and Exchange Commission ("SEC") issued SAB 101 that provided the SEC's views in applying generally accepted accounting principles to selected revenue recognition issues. The Company adopted SAB 101 in the fourth quarter of 2000. The adoption of SAB 101 did not have a material effect on the Company's consolidated results of operations or financial position.

         On January 1, 2001, the Company adopted the provisions of SFAS No. 133, "Accounting for Certain Derivative Instruments and Certain Hedging Activities", ("SFAS 133"). SFAS 133 requires the Company to recognize all derivative instruments as assets or liabilities in its balance sheet and measure them at fair value. The effect of adopting SFAS 133 did not have a material effect on our consolidated results of operations or financial position, as we are currently not party to any derivative instruments.

RECLASSIFICATIONS

         Certain reclassifications have been made to the prior year's financial statements in order to conform to the current year's presentation.

NOTE 3--INVESTMENT IN INSURQUOTE/CHANNELPOINT

         On February 10, 1998, the Company invested $20.0 million in InsurQuote Systems, Inc. ("InsurQuote"). InsurQuote, formed in 1989, was a provider of insurance rating information and software tools used to manage that information. The Company's $20.0 million investment included 19.9% of InsurQuote common stock, an $8.9 million subordinated note, warrants, shares of Series C redeemable convertible preferred stock and Series D convertible preferred stock.

         In February 1998, which was subsequently amended in March of 1999, the Company and InsurQuote entered into a sales and marketing agreement that gave the Company certain rights to market and sell InsurQuote products to the automobile insurance carrier market. In March 2000, the Company and InsurQuote entered into an agreement to terminate the marketing and sales agreement. As part of the termination agreement, the Company received $5.0 million, of which $4.5 million was paid in the form of an unsecured, subordinated promissory note that matures in September 2002 and bears interest at 7.5%, and $0.5 million was paid in cash. As a result of the termination agreement, the Company recorded a gain on the settlement of this marketing agreement of approximately $4.1 million in the first quarter 2000. This settlement gain was included in other income in the consolidated statement of operations for the year ended December 31, 2000.

         The Company accounted for its investment in InsurQuote on the equity method. Notwithstanding the Company's 19.9% common stock equity share, the Company recorded 100% of InsurQuote's net losses for the period from the Company's initial investment, February 10, 1998 to March 31, 1999. The recording of 100% of InsurQuote's losses was the result of the Company's $20.0 million investment being the primary source of funding for InsurQuote's operating losses during that period. On March 31, 1999, InsurQuote received a $20.0 million investment from a new investor for convertible preferred stock with a 19.0% voting interest. As a result of this new investment, the Company's ownership percentage decreased to 14.7% and the Company ceased recording losses on its investment, unless it was determined that its remaining investment was impaired. The Company has not recorded an income tax benefit on the InsurQuote losses recorded in 1999 and 1998.

         On April 7, 2000, ChannelPoint, Inc., an e-commerce exchange services and technology platform provider for insurance and benefits companies, acquired InsurQuote. Under the terms of the transaction, the Company exercised its warrant for InsurQuote common stock in exchange for surrendering its $8.9 million subordinated note from InsurQuote. In addition, the Company invested $0.5 million in cash and converted $0.3 million in interest receivables associated with the $8.9 million subordinated note for additional common stock. Subsequent to these transactions being completed, the Company's securities in InsurQuote were then exchanged for common stock in the combined entity, ChannelPoint, Inc. ("ChannelPoint"). As a result of this transaction, the Company now owns 5,036,635 shares, representing approximately 5.8%, on a fully diluted basis, of ChannelPoint's common stock.

         In connection with the Company exchanging its equity investment in InsurQuote securities for ChannelPoint's common stock, the Company's investment was recorded at its fair market value, and as a result, a gain, recorded in the second quarter of 2000, was reflected in the consolidated statement of operations for the year ended December 31, 2000. The Company accounts for its investment in ChannelPoint as a cost based investment. Prior to the end of the second quarter of 2000, the Company reviewed its carrying value of the ChannelPoint common stock. Based on this review, the Company determined that there had been an other than temporary decline in market value of these securities. This determination was based on market conditions for like companies, restrictions on the stock holding, delay in the initial public offering of ChannelPoint's common stock and the limited liquidity of a private security. The resulting charge related to this change in carrying value has been included in the net gain on the exchange of securities of $18.4 million reflected in the consolidated statement of operations for the year ended December 31, 2000. The impact on the Company's tax provision resulting from this gain on exchange of investment securities was minimal, since for tax purposes it primarily represented a reversal of prior equity losses for which no tax benefit was recorded. As such, the tax impact of $0.7 million related to the increase from the original cost of the investment of $20.8 million to the current carrying value of $22.7 million as of December 31, 2000. The Company reviewed its carrying value of the ChannelPoint investment at December 31, 2000 and determined that there has been no change in the estimated fair value of its investment in ChannelPoint since the end of the second quarter of 2000.

         Set forth below is summary InsurQuote financial information as of its fiscal years ended June 30, 1999 and 1998:


                                                            1999           1998
                                                            ----           ----
                                                             (IN THOUSANDS)
Revenues.............................................     $9,919        $11,908
Loss from operations.................................   $(16,763)       $(8,119)
Net loss applicable to common shareholders...........   $(17,826)       $(8,899)
Current assets.......................................    $12,795         $9,005
Total assets.........................................    $17,986        $14,259
Current liabilities..................................     $5,526         $4,569
Preferred stock......................................    $32,423        $12,523
Notes payable to shareholders........................     $9,100         $9,100
Shareholders' deficit................................     $2,559         $4,777

NOTE 4--ENTERSTAND JOINT VENTURE

         On December 30, 1998, the Company and Hearst Communications, Inc. ("Hearst Communications") established a joint venture, Enterstand Limited ("Enterstand"), in Europe to develop and market claims processing tools to insurers and collision repair facilities. Under the provision of the Subscription and Stockholders Agreement ("Subscription Agreement"), the Company invested $2.0 million for a 19.9% equity interest. The Subscription Agreement provides the Company with an option to purchase 85% of Hearst Communication's shares of Enterstand at an agreed upon purchase price. The option is exercisable by the Company after one year from the date of the Subscription Agreement.

         On March 17, 2000, the Company and Hearst Communications agreed to terms for an amendment to the Subscription Agreement. Under the terms of the amendment, both parties contributed additional funds to Enterstand to provide additional working capital. On March 20, 2000, the Company funded $0.5 million and Hearst Communications funded $5.0 million to Enterstand. After these investments, the Company's ownership percentage decreased to 14.2%. The Company's option was adjusted to include a right to purchase 78% of the shares issued to Hearst Communications in connection with this transaction and would give the Company an 84.5% ownership in the joint venture if exercised.

         In addition, on March 31, 2000, the Company and Hearst Communications loaned Enterstand $8.5 million and $1.5 million, respectively, which were evidenced by promissory notes. Of the $8.5 million loaned to Enterstand by the Company, $3.5 million was funded in cash and $5.0 million of receivables from Enterstand were converted into the note receivable. These promissory notes mature in March 2005 and bear interest at 9.0%. This investment was treated as an additional investment in affiliates for financial statement purposes.

         The Company applies the equity method of accounting for its investment in Enterstand. Since the inception date through March 31, 2000, the Company recorded 19.9% of Enterstand's losses. Notwithstanding the Company's current ownership percentage of 14.2%, for the period April 1, 2000 through September 30, 2000, the Company recorded 85.0% of Enterstand losses based on the Company's proportionate share of the total funding to Enterstand which occurred on March 31, 2000. During the fourth quarter of 2000, the Company funded 100% of the operating losses of Enterstand. As a result of this funding, the Company recorded 100% of the losses incurred during this period. In addition, at December 31, 2000, the Company recorded a charge of $3.7 million as a result of review of the Company's net investments in and receivables from Enterstand. This write-off was based on Enterstand's recent level of losses and future projections for cash flow and profits of this business. The Company's equity in net losses of Enterstand totaled $15.7 million, $2.4 million and $0.2 for the years ended December 31, 2000, 1999 and 1998, respectively. The Company has not recorded any income tax benefit on the equity in Enterstand's losses recorded since inception.

         During 1998, CCC and Enterstand entered into an agreement whereby CCC is developing, for the benefit of Enterstand, certain claims processing software tools and databases. During 2000, 1999 and 1998, CCC charged Enterstand $4.4 million, $8.8 million and $0.6 million, respectively, for development work performed. In addition, CCC International and Enterstand entered into an agreement whereby CCC International provides Enterstand with certain administrative and operating services and office space. For the years ended December 31, 2000, 1999 and 1998, CCC International charged

Enterstand $8.9 million, $4.1 million and $0.5 million, respectively, for these services. These reimbursements from Enterstand are shown as reductions of the Company's operating expenses in the consolidated statement of operations.

         Summary Unaudited Enterstand financial information for the years ended December 31, 2000, 1999 and 1998 was as follows:


                                             2000         1999        1998
                                             ----         ----        ----
                                                   (IN THOUSANDS)
Revenues.............................         $--          $--         $--
Loss from operations.................     $15,904      $12,891      $1,059
Net loss.............................     $16,457      $12,453      $1,059
Current assets.......................        $553         $516     $10,000
Total assets.........................      $1,457       $2,267     $10,000
Current liabilities..................      $5,394       $5,674      $1,059
Stockholders' equity (deficit).......     $(3,937)     $(3,407)     $8,941

NOTE 5--INVESTMENT IN CHOICEPARTS, LLC

         On May 4, 2000, the Company formed a new limited liability company, ChoiceParts, LLC ("ChoiceParts") with Automatic Data Processing, Inc. ("ADP") and The Reynolds and Reynolds Company. ChoiceParts develops and operates an electronic parts exchange for the auto parts marketplace for franchised auto retailers, collision repair facilities and other parts suppliers. On May 4, 2000, the Company invested approximately $1.4 million in ChoiceParts for a 27.5% equity interest. In addition to the initial capital contribution, the Company had a commitment to fund an additional $5.5 million to ChoiceParts based on its pro-rata ownership percentage through April 2001, although we recently reached an agreement in principle with ADP and Reynolds and Reynolds Company to extend the deadline to April 2002. In December 2000, the Company funded $1.4 million in connection with this additional funding commitment. The Company expects to fund the remaining commitment of $4.1 million in 2001; $2.1 million was funded in March 2001. The Company applies the equity method of accounting for its investment in ChoiceParts and recorded a charge of $2.1 million from the inception date May 4, 2000 through December 31, 2000. Based on the nature of the Company's investment, the Company has recorded a related income tax benefit on its share of the losses.

         Summary financial information for ChoiceParts from inception date of May 4, 2000 through December 31, 2000 was as follows:

                                                                   2000
                                                                -------
Revenues.......................................................   $9,817
Gross profit...................................................   $3,803
Operating loss.................................................  $(7,583)
Net loss.......................................................  $(7,445)
Net loss applicable to non-preferred members' interest.........  $(7,530)
Current assets.................................................   $5,503
Total assets...................................................   $6,856
Current liabilities............................................   $3,878
Mandatorily redeemable preferred member's interest.............   $1,160
Members' equity................................................   $1,818

NOTE 6--ACQUISITIONS

         On July 1, 1998, the Company acquired 93.75% of Rayfield Limited d/b/a CCC International, for $1.9 million in cash. CCC International's business included claims consulting and expertise for insurance companies in the United Kingdom. In connection with this acquisition, CCC International's president and current minority shareholder obtained the right to require CCC to repurchase his shares in CCC International. This put option can be exercised at the earlier of July 1, 2001 or in the event of his termination at fair market value of his shares, subject to certain adjustments.

         On August 31, 1998, the Company's Consumer Services segment acquired 99.2% of Professional Claims Services, Inc. ("PCSI") for $2.9 million in cash. PCSI provides claims adjusting and third-party claims administration to automobile insurance companies and self-insured entities in the western United States. The PCSI purchase agreement provides for the payment of a contingent purchase price between $1.8 million and $7.0 million and is based on certain performance measures of PCSI through December 31, 2002. As of December 31, 2000 and 1999, the Company has recorded contingent purchase price of $0.8 million and $0.5 million, respectively, which is included in other liabilities in the consolidated balance sheet.

         On August 13, 1999, the Company's CCC International segment acquired 100% of the outstanding stock of D.W. Norris Limited ("D.W. Norris") for $5.2 million in cash. D.W. Norris provides vehicle accident damage assessment, accident investigation, theft investigation and other third-party insurance services throughout the United Kingdom. The purchase agreement provided for the payment of a contingent purchase price, not to exceed approximately $3 million, in the event that D.W. Norris met certain performance measures through December 2002. As part of a settlement agreement with the former owner and the Company's decision to shut-down the business, no further commitments exists related to the contingent purchase price associated with the D.W. Norris acquisition. See Note 8--Restructuring Charges.

         On October 13, 1999, the Company's Consumer Services segment acquired certain assets of Fleming and Hall Administrators for a purchase price of $0.3 million in cash. Fleming and Hall Administrators provides third-party claims administration to automobile insurance companies in the southeastern United States. The purchase agreement provides for the payment of a contingent purchase price, not to exceed approximately $1.4 million, in the event that Fleming and Hall meets certain performance measures through December 2004. No amounts have been earned or accrued for this contingent purchase price.

         The above acquisitions were all accounted for as purchases and results of operations were included in the consolidated financial statements from their respective acquisitions dates. The purchase price for each acquisition was allocated based on estimated fair values at the date of acquisition. Substantially all the purchase prices were allocated to goodwill, which is being amortized on a straight-line basis over its estimated useful life. See Note 13--Goodwill. There were no acquisitions for the year ended December 31, 2000.

         The following summarized unaudited pro forma condensed statement of operations has been prepared as if the acquisitions in 1999 and 1998 had occurred on January 1, 1998.

                                                                   1999          1998
                                                                   ----          ----
Revenue:
  As reported...............................................   $207,797      $188,169
  Pro forma.................................................   $211,314      $194,552
Net income (loss) applicable to common stock:
  As reported...............................................       $750          $(38)
  Pro forma.................................................        $52         $(809)
Per share net income (loss) applicable to common stock
assuming dilution:
  As reported...............................................      $0.03         $0.00
  Pro forma.................................................      $0.00        $(0.03)

         In management's opinion, the summarized pro forma condensed statement of operations does not purport to present what actual results would have been had the above transactions occurred on January 1, 1998, or to project results for any future period.

NOTE 7--DISPOSITIONS

         On December 23, 1999, the Company sold certain net assets related to its dealer services products to Info4cars.com Inc. ("Info4cars") in exchange for a note receivable of $0.6 million and common stock representing a 9.0% interest in Info4cars. Info4cars provides vehicle history reports and other products, such as custom auto buying programs, warranties, and competitive finance/lease programs. In connection with this disposition, the Company recorded a loss of $0.2 million, which is a component of other income, net in the consolidated statement of operations. The note receivable matures on November 1, 2002. The annual interest rate is the lesser of the prime rate as published by the Chase Manhattan Bank plus 2% or 9%, and is payable quarterly commencing February 1, 2000, and quarterly thereafter. Commencing on December 1, 2000 and continuing every month thereafter, principal and interest is payable in equal installments of approximately $29,500. In addition, in December 1999, the Company invested approximately $0.3 million for an additional 7.5% interest in Info4cars.

         During 2000, Info4cars failed to make interest payments due and payable to the Company under the terms of the note on February 1, May 1, and August 1. In September 2000, the Company and Info4cars agreed to amend the principal amount and terms of repayment of the note receivable ("Amended Note"). The Amended Note includes the past due interest payments owed to the Company on the original note, matures in May 2003 and bears interest at the prime rate. In addition, the Company converted its common stock into shares of Series A Convertible Preferred Stock ("Series A Preferred Stock"). As holders of the Series A Preferred Stock, the Company is entitled to receive, when and as declared by the board of directors of Info4cars, cash dividends at the rate of 8.0% of the original issue price per annum on each outstanding share of Series A Preferred Stock.

         See discussion in Note 8--Restructuring Charges concerning the Company's decision to shut-down the D.W. Norris business in late December 2000.

NOTE 8--RESTRUCTURING CHARGES

         In December 2000, the Company decided to shutdown the D.W. Norris outsourcing business due to the significant losses incurred since the acquisition, the continued deterioration of the overall business and the poor long-term assessment of the business. As a result, the Company recorded a related charge of $6.0 million. This charge included a write-off of the remaining goodwill of $4.3 million, contractual commitments, including the office lease, of $0.8 million, severance and related costs to terminate approximately 86 employees of $0.5 million and a write-down of the fixed assets to net realizable value of $0.4 million. At December 31, 2000, no payments had been made for the severance and contractual commitments.

         In the fourth quarter of 1999, the Company recorded a reduction-in-force charge of approximately $2.2 million of which, $1.9 million was paid in 1999 and the remaining $0.3 million was paid in 2000. The charge consisted primarily of severance costs and included approximately $0.1 million for health care and outplacement costs related to the termination of approximately 100 employees. The actual expenditures related to the reduction-in-force approximated the amount originally estimated. This reduction-in-force was part of a company-wide effort to improve the Company's profitability to fund new initiatives.

         In the second quarter of 1998, the Company recorded a relocation charge of $1.7 million related to the relocation of certain customer service and claims processing operations to South Dakota. The charge for the relocation consisted primarily of severance and other incremental costs directly related to the relocation of 100 employees. The actual expenditures related to the relocation approximated the amount originally estimated and all expenditures associated with this relocation were completed by December 31, 1998. In connection with the relocation, the Company acquired a building and land at a total cost of $1.8 million.

NOTE 9--LITIGATION SETTLEMENTS

         In December 2000, the Company completed a settlement of a lawsuit against the American Salvage Pool Association. The settlement called for (i) an immediate cash payment by CCC of $0.9 million which was made on December 28, 2000; (ii) a cash payment of $0.3 million to be made on or before March 31, 2001; (iii) a cash payment of $0.3 million to be made on or before June 30, 2001; (iv) the shortening of the covenant not to compete by 6 months, to June 30, 2002; and (v) a general release of all claims.

         CCC was a defendant in an arbitration proceeding before the AMERICAN ARBITRATION ASSOCIATION CAPTIONED AUTOBODY SOFTWARE SOLUTIONS, INC. V. CCC INFORMATION SERVICES INC. The plaintiff had demanded damages in excess of $23.0 million in that proceeding. The parties have settled this action by execution of a Release and Settlement Agreement ("Settlement Agreement") as of October 12, 2000, pursuant to which CCC has paid the plaintiff $0.3 million and conveyed 15,000 shares of the Company's common stock. The Company will also make a total of four additional annual payments in the amount of $0.2 million each, commencing six months after the date of the Settlement Agreement. The plaintiff has released CCC from all claims and has stipulated to the dismissal of its action with prejudice. In connection with this settlement, the Company has recorded and included a charge of $1.4 million in the consolidated statement of operations for the year ended December 31, 2000.

         In March 1999, the Company completed settlement of a lawsuit involving a former independent sales representative. The settlement resulted in a charge of $1.7 million including among other things payment for past earned commissions, resolution of disputed commissions and other costs associated with the resolution of the dispute. This charge was included in the consolidated statement of operations for the year ended December 31, 1998.

NOTE 10--INCOME TAXES

         Income taxes applicable to income from continuing operations before equity losses consisted of the following:

                                                         2000          1999         1998
                                                         ----          ----         ----
                                                                 (IN THOUSANDS)
Current provision:
  Federal.......................................     $(4,270)      $(5,680)     $(7,885)
  State.........................................        (434)         (909)      (1,291)
  Foreign.......................................          (4)           --           --
                                                     -------       -------      -------
         Total current provision................      (4,708)       (6,589)      (9,176)
                                                     -------       -------      -------
Deferred (provision) benefit:
  Federal.......................................       1,132          (442)         496
  State.........................................         186          (321)        (317)
  Foreign.......................................         (62)           --           --
                                                     -------       -------      -------
         Total deferred (provision) benefit.....       1,256          (763)         179
                                                     -------       -------      -------
         Total income tax provision.............     $(3,452)      $(7,352)     $(8,997)
                                                     =======       =======      =======

         The Company's effective income tax rate applicable to continuing operations differs from the federal statutory rate as follows:


                                                           2000                     1999                    1998
                                                           ----                     ----                    ----
                                                                  (IN THOUSANDS, EXCEPT PERCENTAGE)

Federal income tax provision                       $ (4,747)    (35.0)%      $(5,279)     (35.0)%     $(7,299)  (35.0)%
at statutory rate...............................
State and local taxes, net of federal income
  tax effect and before valuation allowances....       (161)     (1.2)          (799)      (5.3)       (1,045)   (5.0)
Foreign taxes...................................       (448)     (3.3)           (41)      (0.3)         (118)   (0.6)
Goodwill amortization...........................       (971)     (7.2)          (696)      (4.6)         (471)   (2.3)
Change in valuation allowance...................     (2,826)    (20.8)           150        0.9            --      --
Nondeductible expenses..........................       (255)     (1.9)          (293)      (1.9)         (225)   (1.1)
InsurQuote investment...........................      5,800      42.8             15        0.1          (342)   (1.6)
Other, net......................................        156       1.2           (409)      (2.6)          503     1.7
                                                   --------     -----        -------      -----       -------   -----
Income tax provision............................   $ (3,452)    (25.4)%      $(7,352)     (48.7)%     $(8,997)  (43.9)%
                                                   ========     =====        =======      =====       =======   =====


         During 2000, 1999 and 1998, the Company made income tax payments, net of refunds, of $1.6 million, $4.3 million and $8.8 million, respectively. In conjunction with the exercise of certain stock options, the Company has reduced current income taxes payable with an offsetting credit to paid-in-capital for the tax benefit of these option exercises. During 2000, 1999 and 1998, these tax benefits totaled $1.4 million, $0.9 million and $3.3 million, respectively.

         The approximate income tax effect of each type of temporary difference giving rise to deferred income tax assets and liabilities was as follows:


                                                        DECEMBER 31,
                                                   -------------------
                                                       2000       1999
                                                       ----       ----
                                                      (IN THOUSANDS)
Deferred income tax assets:
  Deferred revenue.............................      $1,396     $1,155
  Depreciation and amortization................       1,826      1,578
  Bad debt expense.............................         873      1,441
  Rent.........................................         939        912
  Litigation settlement........................         606        329
  Accrued compensation.........................         768        253
  Intangible amortization......................       1,110         --
  Foreign net operating losses.................       2,826         --
  Other, net...................................       1,268      1,240
                                                   --------   --------
Subtotal.......................................      11,612      6,908
Valuation allowance............................      (2,826)        --
                                                   --------   --------
Total deferred income tax asset................       8,786      6,908
Deferred income tax liabilities................        (748)      (189)
                                                   --------   --------
Net deferred income tax asset..................      $8,038     $6,719
                                                   ========   ========

         See Note 3--Investment in InsurQuote/ChannelPoint for discussion of income taxes as it relates to our investment in InsurQuote.

NOTE 11--OTHER CURRENT ASSETS

         Other current assets consisted of the following:


                                                             DECEMBER 31,
                                                        ---------------------
                                                            2000        1999
                                                            ----        ----
                                                            (IN THOUSANDS)
Prepaid data royalties...............................      $1,892      $1,429
Prepaid equipment maintenance........................         926         585
Receivable from Enterstand...........................          --       6,798
Computer inventory...................................         603         774
Other................................................       1,862       1,960
                                                           ------     -------
  Total..............................................      $5,283     $11,546
                                                           ======     =======



NOTE 12--PROPERTY AND EQUIPMENT

         Property and equipment consisted of the following:


                                                                  DECEMBER 31,
                                                                  ------------
                                                               2000           1999
                                                               ----           ----
                                                                (IN THOUSANDS)
Computer equipment..................................          $25,267        $36,398
Purchased software, licenses and databases..........           15,199          9,142
Furniture and other equipment.......................            7,281          7,522
Leasehold improvements..............................            4,957          3,227
Building and land...................................            1,796          1,796

  Total, gross......................................           54,500         58,085
Less accumulated depreciation.......................          (32,401)       (40,278)
                                                             --------       --------
  Total, net........................................          $22,099        $17,807
                                                             ========       ========


         As a result of a review of the Company's computer equipment and software in 2000, the Company wrote-off out-of-service fully depreciated assets totaling $15.8 million.

         As of December 31, 2000 and 1999, computer equipment, net of accumulated depreciation, that is on lease to certain customers under operating leases of $1.0 million and $1.8 million, respectively, is included in computer equipment. Future minimum rentals under noncancelable customer leases aggregate approximately $1.0 million and $0.2 million in 2001 and 2002, respectively.

NOTE 13--GOODWILL

         Goodwill consisted of the following:


                                                                        DECEMBER 31,
                                                                        ------------
                                                                      2000            1999
                                                                      ----            ----
                                                    LIFE               (IN THOUSANDS)
                                                    ----
CCC acquisition (1988).......................        20 years        $16,458        $16,458
UCOP acquisition (1994)......................         7 years          3,665          3,665
CCC International acquisition (1998).........         7 years          1,910          1,910
PCSI acquisition (1998)......................         7 years          3,059          2,825
D.W. Norris acquisition (1999)...............        12 years             --          4,891
Fleming and Hall acquisition (1999)..........         7 years            350            350
Other (1999).................................         3 years            518            518
                                                                    --------       --------
  Total, gross...............................                         25,960         30,617
Less accumulated amortization................                        (16,365)       (14,259)
                                                                    --------       --------
  Total, net.................................                         $9,595        $16,358
                                                                    ========       ========


         See discussion in Note 8--Restructuring Charges concerning the Company's decision to shut-down the D.W. Norris business in late 2000 and the write-off of D.W. Norris's goodwill.

NOTE 14--ACCOUNTS PAYABLE AND ACCRUED EXPENSES

         Accounts payable and accrued expenses consisted of the following:


                                                             DECEMBER 31,
                                                             ------------
                                                           2000        1999
                                                           ----        ----
                                                          (IN THOUSANDS)
Accounts payable..................................       $16,228     $17,779
Compensation......................................        10,347       5,805
Professional fees.................................         2,016       5,032
Litigation settlement.............................         1,623         873
Sales tax.........................................         1,589       1,827
Health insurance..................................           887         638
Commissions.......................................           874       1,151
Other, net........................................         1,736         813
                                                         -------     -------
Total.............................................       $35,300     $33,918
                                                         =======     =======



NOTE 15--LONG-TERM DEBT

         On October 28, 1998, the credit facility between CCC and its commercial bank was amended and restated from the original revolving credit agreement entered into on August 22, 1996. Under the amended credit facility with LaSalle National Bank, CCC increased its ability to borrow under the revolving line of credit from $20 million to $50 million and provided that the credit facility would be increased from $50 million to $100 million when the bank syndicate participating in the credit facility was completed, which occurred on February 10, 1999. CCC requested an increase in the credit facility to provide financing to pursue strategic acquisitions, to provide CCC with the flexibility for growth opportunity investments and to fund working capital requirements, as necessary. The revolving line of credit commitment was to be reduced by $10 million on October 31, 2001, $15 million on October 31, 2002 and $75 million on October 31, 2003. The interest rate under the amended bank credit facility was the London Interbank Offered Rate ("LIBOR") plus 1.0% or the prime rate in effect from time to time, as selected by CCC. During the years ended December 31, 2000, 1999 and 1998, the weighted average interest rates were 7.6%, 6.8% and 6.5%, respectively. CCC made cash interest payments of $2.6 million, $1.1 million and $0.1 million, during the years ended December 31, 2000, 1999 and 1998, respectively. During 2000 and 1999, CCC had net borrowings under the line of credit of $18.0 million and $13.0 million, respectively, resulting from draws under the credit facility of $53.0 million and $54.0 million, respectively, and repayments of $35.0 million and $41.0 million, respectively, on those draws. CCC pays a commitment fee of 0.25% on any unused portion of the revolving credit facility. When borrowings are outstanding, interest payments are due quarterly.

         Under the bank credit facility, CCC has been, with certain exceptions, prohibited from making certain sales or transfers of assets, incurring nonpermitted indebtedness or encumbrances, and redeeming or repurchasing its capital stock, among other restrictions. In addition, the bank credit facility required CCC to maintain certain levels of operating cash flow and debt coverage, and limited CCC's ability to make investments and declare dividends. At December 31, 2000, CCC was not in compliance with certain of the covenants included in the bank credit facility. On February 15, 2001, CCC received a waiver from its banks with respect to those covenants. The credit facility agreement was also amended on February 15, 2001 to reduce the available credit line from $100 million to $60 million effective December 31, 2000, place a general security on our assets on behalf of the banks and increase interest rates to reflect current market and credit conditions.

         On April 17, 2001, CCC and its agent bank, LaSalle National Bank, amended the existing bank credit facility agreement. This amendment provides CCC with a waiver of certain covenants for the quarter ending March 31, 2001 and restates future covenants. Under the terms of the amended agreement, the credit facility has been reduced to $55 million effective April 17, 2001, the maturity date has been changed to September 30, 2002, the credit facility availability will be reduced by $3.0 million per quarter beginning on September 30, 2001 and other mandatory prepayments or reductions of the credit facility apply in the event of certain transactions or events. The amended bank credit facility is secured by a blanket first priority lien on all assets of CCC and its subsidiaries assets, and with certain exceptions, CCC is prohibited from making certain sales or transfers of assets. In addition, the amended bank credit facility revised certain covenants that require CCC to maintain specified levels of operating cash flow, debt coverage and net worth and that limit CCC's ability to make investments, including investments in DriveLogic, ChoiceParts and Enterstand. These revised covenants were based on our business plan and related financial plans for the year ending December 31, 2001. CCC is also required to provide the bank group with monthly financial and covenant reporting. CCC expects to be in compliance with all the covenants in the April 17, 2001 amended credit facility agreement based on the 2001 business plan and other potential operating and financial actions available to the Company, if required.

         Our principal liquidity requirements include our operating activities, including product development for CCC U.S. and DriveLogic, our investments in internal and customer capital equipment and funding requirements for our ChoiceParts and Enterstand investments.

         CCC has the ability to operate with a working capital deficit, as we receive substantial payments from our customers for its services in advance of recognizing the revenues and the costs incurred to provide such services. CCC invoices each customer a month in advance for the following month's PATHWAYS COLLISION ESTIMATING software services. As such, CCC typically receives cash from its customers prior to recognizing the revenue and incurring the expense for the services provided. These amounts are reflected as deferred revenue in the consolidated balance sheet until these amounts are earned and recognized as revenues.

         We have over the past three years been able to fund all of our working capital needs and capital expenditures from cash generated from operations. Management believes that cash flows from operations, its available credit line facility, the funding it received from Capricorn and other financing alternatives currently being pursued will be sufficient to meet our liquidity needs for the year ending December 31, 2001. There can be no assurance, however, that we will be able to satisfy our liquidity needs in the future without engaging in financing activities beyond those described above.

         In connection with the acquisition of D.W. Norris in August of 1999, the Company assumed $0.5 million of debt outstanding under a credit facility agreement with Barclays Bank PLC bearing interest at LIBOR plus 3%. This credit facility was paid in full in December 2000 and no further borrowings are permitted under this facility. D.W. Norris made cash interest payments of $0.2 million and $0.1 million during the years ended December 31, 2000 and 1999.

         Long-term debt consisted of the following:


                                                             DECEMBER 31,
                                                             ------------
                                                           2000        1999
                                                           ----        ----
                                                        (IN THOUSANDS)
Bank revolving credit facility...................       $42,000     $24,000
D.W. Norris credit facility......................            --         510
Capital lease obligations........................           314         615
                                                        -------     -------
  Total debt.....................................        42,314      25,125
Due within one year..............................           314         440
                                                        -------     -------
Due after one year...............................       $42,000     $24,685
                                                        =======     =======



NOTE 16--CCC CAPITAL TRUST

         On February 23, 2001, CCC Capital Trust, a wholly-owned subsidiary of the Company ("CCC Trust"), issued 15,000 Trust Preferred Securities ("Trust Preferred Securities") and the Company issued 100 shares of its Series F Preferred Stock, par value $1.00 per share, and a warrant to purchase 1,200,000 shares of its Common Stock at an exercise price of $10.00 per share to Capricorn Investors III, L.P., an existing stockholder of the Company. The Company received an aggregate purchase price of $15.0 million from the sale of these securities. The proceeds from the sale have been, and will be, used for general corporate purposes.

         In connection with CCC Trust's issuance of the Trust Preferred Securities and the related purchase by the Company of all of CCC Trust's common securities, the Company issued an Increasing Rate Note Due 2006 in the principal amount of $15.5 million, due February 23, 2006 ("Increasing Rate Note") to CCC Trust. The sole asset of CCC Trust is the Increasing Rate Note and any interest accrued thereon. The interest payment dates on the Increasing Rate Note correspond to the distribution dates on the Trust Preferred Securities. The Trust Preferred Securities mature simultaneously with the Increasing Rate Note. The Company has unconditionally guaranteed all the Trust Preferred Securities to the extent of the assets of CCC Trust.

         The Increasing Rate Note is subordinated to the Company's bank debt. Cumulative distributions on the Trust Preferred Securities accrue at a rate of
(i) 9% per annum, payable in cash or in kind at the Company's option, for the first three years from February 23, 2001 and (ii) 11% per annum, payable in cash, thereafter. The Trust Preferred Securities are mandatorily redeemable on February 23, 2006. In addition, all or any portion of the outstanding Trust Preferred Securities may be called for redemption at the option of the Company at any time on or after February 23, 2004. The redemption price for both the mandatory and the optional redemptions is equal to the liquidation amount of the Trust Preferred Securities plus accrued but unpaid distributions.

NOTE 17--MANDATORILY REDEEMABLE PREFERRED STOCK

         On June 16, 1994, pursuant to a reorganization and recapitalization, the Company issued: (a) 5,000 shares of its preferred stock, par value $1.00, designated as Series C Cumulative Redeemable Preferred Stock ("Series C Preferred Stock"), (b) 34,000 shares of its preferred stock, par value $1.00, designated as Series D Cumulative Redeemable Preferred Stock ("Series D Preferred Stock") and (c) 7,050,840 shares of the Company's Common Stock, par value $0.10, to White River in exchange for the Company's subordinated debt and Series A, B and C warrants acquired from the original subordinated debtholders by White River on April 15, 1994.

         Through the date of redemption, Preferred Stock dividends accrued at a rate of 2.75% per annum. Because the Company completed the required redemption of Preferred Stock through the use of proceeds from the Company's initial public offering of common stock, Preferred Stock dividends from the date of redemption through June 16, 1998 have been eliminated. Beginning June 17, 1998, Preferred Stock dividends, payable quarterly, accrued at an annual rate of 8%. The Preferred Stock was mandatorily redeemable, at stated value plus accrued dividends, on June 16, 1999. Prior to the mandatory redemption date, under the terms of the Preferred Stock, White River was only required to accept an offer to redeem that was funded through a public offering of the Company's common stock. On May 29, 1998, the Company made an offer to White River to redeem all outstanding Preferred Stock. This redemption offer was declined by White River. Accordingly, under the terms of the Preferred Stock, the dividend rate on the Preferred Stock subject to the redemption offer was reduced from 8% to 1%.

         On December 31, 1998, the Company redeemed all of the Series C Preferred stock outstanding and 3,601 Shares of Series D Preferred Stock at a discounted value of 14% of the future redemption value and stated dividends plus accrued dividends as of December 31, 1998. As a result of this early redemption discount, the Company recorded a gain of $0.2 million on early redemption of Preferred Stock. This amount was included in the dividends and accretion line in the Company's consolidated statement of operations. In accordance with the terms of the Preferred Stock, the remaining 184 Shares of Series D Preferred Stock and 500 Shares of Series E Preferred Stock were redeemed on June 16, 1999.

NOTE 18--TREASURY STOCK

         During 1999 and 1998, the Board of Directors authorized the Company to repurchase 4.1 million common shares at a price not to exceed $15 per share. On June 12, 2000, the Board of Directors authorized the Company to purchase an additional 2.0 million common shares. At December 31, 2000, the Company has authorization to purchase 1.9 million of its common shares. The Company repurchased in 2000, 1999 and 1998 approximately 0.7 million shares, 2.1 million shares and 1.4 million shares, respectively, with cash outlays of $8.2 million, $24.1 million and $15.7 million, respectively. As part of the legal settlement between CCC and Autobody Software Solutions, Inc ("Autobody") (See Note 9--Litigation Settlements), the Company issued 15,000 common shares at a cost of $0.2 million to Autobody. In 1999, the Company recorded a compensation charge of $1.2 million as a result of a stock repurchase of 500,000 common shares from a charitable trust funded by the Company's former chairman, David M. Phillips. In addition, in June 1999, the Company issued 12,000 common shares valued at $12.75 per share on the date of issuance as additional compensation to a member of the Company's Board of Directors.

NOTE 19--EMPLOYEE BENEFIT PLANS

DEFINED CONTRIBUTION SAVINGS AND INVESTMENT PLAN

         The Company sponsors a defined contribution savings and investment plan ("Savings Plan"). Participation in the Savings Plan is voluntary, with substantially all employees eligible to participate. Expenses related to the Savings Plan consist primarily of Company contributions that are based on percentages of certain employees' contributions. Defined contribution expense for 2000, 1999 and 1998 was $1.1 million, $1.2 million and $0.7 million, respectively.

EMPLOYEE STOCK PURCHASE PLAN

         In March of 1998, the Company established an employee stock purchase plan that enables eligible employees to purchase shares of the Company's common stock at the lesser of (i) 85 percent of the fair market value of the Company's stock on the applicable grant date (February 1, May 1, August 1, or November 1) or (ii) 85 percent of the fair market value of the Company's stock on the last day of that month during the offering period. Under the employee stock purchase plan, 500,000 shares have been authorized for issuance. During 2000, 1999 and 1998, the Company issued 77,736, 77,384 and 57,918 shares pursuant to the employee stock purchase plan at prices ranging from $5.63 to $14.13, $8.18 to $11.05 and $9.35 to $20.61, respectively. See Note 20--Stock Option Plan for pro forma results had compensation expense been recognized based on fair value as of the grant dates as prescribed by SFAS 123.

NOTE 20--STOCK OPTION PLAN

         In May 1988, the Company's Board of Directors adopted a nonqualified stock option plan ("1988 Plan"). Under the 1988 Plan, as amended in 1992, options may be granted at a per share price of not less than the greater of $1.375 or the fair market value as of the date of grant, as determined by the Compensation Committee of the Board of Directors ("Committee"). The 1988 Plan's options are generally exercisable within 5 years from the date of grant, subject to vesting schedules determined at the discretion of the Committee. In general, however, option grants vest over 4 years. Under the 1988 Plan, 2,956,040 total options were available to be granted. At December 31, 2000, no additional options can be granted and 356,165 options were outstanding under the 1988 Plan.

         During 1997, the Company's Board of Directors adopted a new stock option plan ("1997 Plan") that provides for the granting of 675,800 options to purchase the Company's common stock. As under the 1988 Plan, options are generally exercisable within five years from the date of grant. In 1998, the 1997 Plan was amended to increase the number of shares available to be granted to 1,500,000 shares. In addition, the term of the option was extended from 5 years to 10 years on new stock option grants. The 1997 Plan was amended in 1999 to increase the number of shares available to be granted up to 2,500,000.

         On June 28, 2000, the Company's shareholders approved a new stock incentive plan ("2000 Plan") as an amendment and restatement of the 1997 Plan. The terms of the 2000 Plan were applied to all outstanding options under the 1997 Plan. No additional awards will be granted under the 1997 Plan. The 2000 Plan provides that the aggregate number of shares of the Company's common stock that may be issued under the 2000 Plan, including shares authorized but not issued or reserved under the 1997 Plan, shall not exceed 3,900,000. In the event of a lapse, expiration, termination, forfeiture or cancellation of any option granted under the 2000 Plan or the 1997 Plan without the issuance of shares or payment of cash, the common stock subject to or reserved for such incentive may be used again. At December 31, 2000, additional options of 969,998 are available to be granted under the 2000 Plan.

         On September 23, 1998, the Company's Board of Directors approved a one-time stock option exchange program, whereby all non-executive management option holders could exchange their outstanding options for new options at a strike price of $12.125. The 164,975 stock options that were part of the exchange program are included in the 1998 option activity below as corresponding grants and terminations.

         Option activity during 2000, 1999 and 1998 is summarized below:


                                                           2000                         1999                        1998
                                                           ----                         ----                        ----
                                                                WEIGHTED                     WEIGHTED                     WEIGHTED
                                                                 AVERAGE                      AVERAGE                     AVERAGE
                                                                EXERCISE                     EXERCISE                     EXERCISE
                                                   SHARES         PRICE         SHARES         PRICE         SHARES        PRICE
                                                   ------       --------        ------       --------        ------       --------
Options Outstanding:
  Beginning of year..........................       2,210,136         $6.48      1,975,050        $ 9.64      1,815,603       $ 6.62
  Granted....................................       1,911,671        $10.45        871,775        $11.80        901,375       $13.95
  Exercised..................................        (358,267)        $6.95       (310,467)       $ 4.15       (468,644)      $ 2.24
  Surrendered or terminated..................        (573,527)       $12.83       (326,222)       $13.54       (273,284)      $16.50
                                                    ---------        ------      ---------        ------      ---------       ------
  End of year................................       3,190,013        $10.57      2,210,136        $ 6.48      1,975,050       $ 9.64
                                                    =========        ======      =========        ======      =========       ======

Options exercisable at year-end..............         788,665        $10.29        858,274        $ 8.25        761,653        $5.72
                                                    =========        ======      =========        ======      =========       ======

Weighted average fair value of options
  granted during the year....................                         $4.72                       $ 11.80                     $13.85
                                                                      =====                       =======                     ======

         The following table summarizes information about fixed stock options outstanding at December 31, 2000:


                                                                          OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                                                                          -------------------                 -------------------
                                                                                WEIGHTED
                                                                                 AVERAGE        WEIGHTED                  WEIGHTED
                                                                                REMAINING       AVERAGE                   AVERAGE
                                                                               CONTRACTUAL      EXERCISE                  EXERCISE
                  RANGE OF EXERCISE PRICES                       SHARES           LIFE           PRICE        SHARES       PRICE
                  ------------------------                       ------        -----------      --------      ------      --------
$1.38 to $1.38............................................          154,680        3.23          $  1.38     154,680       $ 1.38
$6.25 to $8.69............................................        1,028,448        9.92          $  8.44          --       $   --
$9.50 to $10.63...........................................          558,450        9.32          $ 10.39      27,125       $ 9.50
$11.13 to $11.20..........................................          447,388        5.08          $ 11.16     264,863       $11.18
$12.00 to $14.75..........................................          652,574        7.37          $ 12.68     264,497       $12.47
$15.19 to $23.13..........................................          348,473        6.74          $ 16.48      77,500       $17.90
                                                                  ---------                                  -------
$1.38 to $23.13...........................................        3,190,013        7.94          $ 10.57     788,665       $10.29
                                                                  =========                                  =======



         The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model. The principal determinants of option pricing are: fair market value of the Company's common stock at the date of grant, expected volatility, risk-free interest rate, expected option lives and dividend yields. Weighted average assumptions employed by the Company were: expected volatility of 41%, 36% and 32% for 2000, 1999 and 1998, respectively; and a risk-free interest rate of 5.9%, 5.5% and 4.7% for 2000, 1999 and 1998, respectively. In addition, the Company assumed an expected option life of 5.5 years for 2000 and 1999 and 4.5 years to 5.5 years for 1998. No dividend yield was assumed for all years.

         The Company applies Accounting Principle Board Opinion No. 25 in accounting for its fixed stock option plans and employee stock purchase plan, and accordingly, has not recognized compensation cost in the accompanying consolidated statement of operations. Had compensation cost been recognized based on fair value as of the grant dates as prescribed by SFAS 123, the Company's net income (loss) applicable to common stock and related per share amounts would have been impacted as indicated below:


                                                                                                2000        1999       1998
                                                                                                ----        ----       ----
                                                                                                   (IN THOUSANDS, EXCEPT
                                                                                                      PER SHARE DATA)
Net income (loss) applicable to common stock:
  As reported..........................................................................        $ (9,243)     $  750     $  (38)
  Pro forma............................................................................        $(11,051)     $ (638)    $ (836)
Per share net income (loss) applicable to common stock assuming dilution:
  As reported..........................................................................        $  (0.42)     $ 0.03     $   --
  Pro forma............................................................................        $  (0.51)     $(0.03)    $(0.03)


         The effects of applying SFAS 123 in the above pro forma disclosures are not necessarily indicative of future amounts as they do not include the effects of awards granted prior to 1995, some of which would have had income statement effects in 2000, 1999 and 1998. Additionally, future amounts are likely to be affected by the number of grants awarded since additional awards are generally expected to be made at varying amounts.

NOTE 21--EARNINGS PER SHARE

         A summary of the calculation of basic and diluted earnings per share for the years ended December 31, 2000, 1999 and 1998, is presented below (in thousands, except per share data):


                                                                                                           YEAR ENDED DECEMBER 31,
                                                                                                           -----------------------
                                                                                                        2000        1999       1998
                                                                                                        ----        ----       ----
Income (loss) from continuing operations......................................................      $ (5,539)     $1,085      $ 199
Income (loss) from discontinued operations, net of income taxes...............................        (3,704)       (333)      (280)
                                                                                                    --------      ------     ------
Net income (loss).............................................................................      $ (9,243)     $  752      $ (81)
Less: Dividends and accretion on mandatorily redeemable preferred stock.......................            --          (2)        43
                                                                                                    --------      ------     ------
Net income (loss) applicable to common stock..................................................      $ (9,243)     $  750      $ (38)
                                                                                                    ========      ======     ======

Weighted average common shares................................................................        21,851      22,856     24,616
Effect of common stock options................................................................            --         306        572
                                                                                                    --------      ------     ------
Weighted average diluted shares...............................................................        21,851      23,162     25,188
                                                                                                    ========      ======     ======

Income per common share--basic from:
    Continuing operations                                                                            $ (0.25)      $0.05     $ 0.01

    Discontinued operations                                                                            (0.17)      (0.02)     (0.01)
                                                                                                    --------      ------     ------
Income per common share--basic                                                                       $ (0.42)      $0.03     $   --
                                                                                                    ========      ======     ======

Income per common share--diluted from:
    Continuing operations                                                                            $ (0.25)      $0.05     $ 0.01

    Discontinued operations                                                                            (0.17)      (0.02)     (0.01)
                                                                                                    --------      ------     ------
Income per common share--diluted                                                                     $ (0.42)      $0.03     $   --
                                                                                                    ========      ======     ======


         Options to purchase a weighted average number of 820,178 shares, 708,919 shares and 251,136 shares of common stock for 2000, 1999 and 1998, respectively, were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares during those periods. The price of these options ranged from $12.63 to $21.88 per share. At December 31, 2000, 738,202 of these options, which expire between 2002 and 2010, were still outstanding. In addition, since the Company had a net loss for the year ended December 31, 2000, options to purchase a weighted average of 228,849 shares were not included in the computation of diluted earnings per share because the options, if included, would have been antidilutive.

NOTE 22--COMMITMENTS AND CONTINGENCIES

         The Company leases facilities, computers, telecommunications and office equipment under noncancelable operating lease agreements that expire at various dates through 2008. As of December 31, 2000, future minimum cash lease payments, including amounts due under operating leases entered into in 2001, were as follows:


                                                                            (IN THOUSANDS)
                                                                            --------------
2001...........................................................                  $14,102
2002...........................................................                   14,428
2003...........................................................                   13,972
2004...........................................................                    4,890
2005...........................................................                    3,583
Thereafter.....................................................                    8,019
                                                                            ------------
Total..........................................................                  $58,994
                                                                            ============



         During 2000, 1999 and 1998, operating lease rental expense was $7.6 million, $6.7 million and $5.1 million, respectively.

         The Company has a $0.1 million letter of credit available until October 2003 for the CCC International office space in Peterborough, United Kingdom and a $.7 million letter of credit available until March 31, 2002 for DriveLogic's office space in Chicago. Under the terms of this agreement, interest rates are determined at the time of borrowing. There was no amount outstanding under the letter of credits at December 31, 2000.

NOTE 23--BUSINESS SEGMENTS

         SFAS 131, "Disclosures About Segments for Enterprise and Related Information," requires companies to provide certain information about their operating segments.

         The Company has three reportable segments: CCC U.S., International and DriveLogic (formerly described as the Company's Internet Business-to-Business Division). CCC U.S.'s products and services generally are used by its customers to facilitate the processing of automobile physical damage claims, improve decision making and communication between various parties, such as automobile insurance companies and collision repair facilities, involved in the automobile claims process. CCC International provides claims consulting for a large insurance company and other products to help manage the claims process and settlement of repairable automobile claims in Europe. DriveLogic, formed in 1999, is developing products and services that will serve the automobile claims industry supply chain through the Internet.

         The Company's reportable segments are based upon the nature of the products and services within the Company and the methods used to distribute these products and services. The Company is organized into revenue producing divisions and shared services organizations (e.g. product development, finance and administration) tasked with facilitating the performance of the revenue producing divisions. Segment expenses represent principally salaries and related employee expenses directly related to its activities. Each revenue division and support organization is led by a president or executive vice president that reports to the Chief Executive Officer. Management evaluates performance at the total company profit level and at the product revenue level. The shared services costs are not currently allocated to the revenue producing segments and include product engineering, management information systems, legal, finance and administration costs. These costs are mainly incurred for the benefit of CCC U.S.

         Financial information relating to each reportable segment was as follows (In thousands):

                                                                                                   CCC CONTINUING
                                                       CCC                             SHARED        OPERATIONS
                                       CCC U.S.   INTERNATIONAL      DRIVELOGIC       SERVICES      CONSOLIDATED
                                       --------   -------------      ----------       --------      ------------
2000
Revenues........................       $176,889        $   7,752      $       --      $      --         $ 184,641
Operating expenses..............        (66,217)         (11,906)        (19,135)       (83,760)         (181,018)
Restructuring charges...........             --           (6,017)             --             --            (6,017)
Litigation settlements..........         (2,375)              --              --             --            (2,375)
                                       --------        ---------       ---------      ---------         ---------
Operating income (loss).........        108,297          (10,171)        (19,135)       (83,760)           (4,769)
Gain on settlement of marketing
  agreement.....................          4,144               --              --             --             4,144
Gain on exchange of investment
  securities, net...............         18,437               --              --             --            18,437
Equity in loss of affiliates....             --          (15,650)         (2,071)            --           (17,721)
                                       --------        ---------       ---------      ---------         ---------
Division operating margin.......       $130,878        $ (25,821)       $(21,206)     $ (83,760)        $      91
                                       ========        =========       =========      =========         =========
Accounts receivable, net........        $14,889        $   1,224        $     --      $      --         $  21,382
                                       ========        =========       =========      =========         =========

1999
Revenues........................       $173,723        $   5,298        $     --      $      --         $ 179,021
Operating expenses..............        (84,877)          (6,034)           (731)       (69,109)         (160,751)
Restructuring charges...........             --             (389)             --         (1,853)           (2,242)
Operating income (loss).........         88,846           (1,125)           (731)       (70,962)           16,028
Equity in loss of affiliates....         (4,167)          (2,478)             --             --            (6,645)
                                       --------        ---------       ---------      ---------         ---------
Division operating margin.......       $ 84,679        $  (3,603)       $   (731)     $ (70,962)        $   9,383
                                       ========        =========       =========      =========         =========
Accounts receivable, net........       $ 11,433        $   4,402        $     --      $      --         $  24,377
                                       ========        =========       =========      =========         =========

1998
Revenues........................       $168,135        $     676        $     --      $      --         $ 168,811
Operating expenses..............        (85,154)          (1,121)             --        (58,770)         (145,045)
Restructuring charges...........         (1,707)              --              --             --            (1,707)
Litigation settlements..........         (1,650)              --              --             --            (1,650)

Operating income (loss).........         79,624             (445)             --        (58,770)           20,409
Equity in loss of affiliates....        (11,447)            (211)             --             --           (11,658)
                                       --------        ---------       ---------      ---------         ---------
Division operating margin.......       $ 68,177        $    (656)       $     --       $(58,770)        $   8,751
                                       ========        =========       =========      =========         =========
Accounts receivable, net........       $ 16,325        $     902        $     --       $     --         $  23,212
                                       ========        =========       =========      =========         =========



         During the years ended December 31, 2000, 1999 and 1998, substantially all revenues recognized in CCC U.S. were derived from customers located in the United States. During those same periods, substantially all revenues recognized in CCC International were derived from customers located in Europe, mainly in the United Kingdom.

         Revenue by major products include:


                                                                                                     2000          1999         1998
                                                                                                     ----          ----         ----
Pathways Workstation/Collision Estimating Services and Products...........................       $113,892      $109,585     $102,941
Vehicle Valuation Services and Products...................................................         49,331        51,229       51,061
Third Party Administration Services and Products..........................................          7,752         5,298          676
Other.....................................................................................         13,666        12,909       14,133
                                                                                                 --------      --------     --------
Total.....................................................................................       $184,641      $179,021     $168,811
                                                                                                 ========      ========     ========



NOTE 24--LEGAL PROCEEDINGS

         On January 31, 2000, a putative class action lawsuit was filed against CCC, Dairyland Insurance Co., and Sentry Insurance Company in the Circuit Court of Johnson County, Illinois. The case is captioned SUSANNA COOK V. DAIRYLAND INS. CO., SENTRY INS. AND CCC INFORMATION SERVICES INC., NO. 2000 L-1. Plaintiff alleges that her insurance company, using a valuation prepared by CCC, offered an inadequate amount for her automobile. Plaintiff seeks to represent a nationwide class of all insurance customers, who, during the period from January 28, 1989, up to the date of trial, had their total loss claims settled using a valuation report prepared by CCC. The complaint also seeks certification of a defendant class consisting of all insurance companies who used the Company's valuation reports to determine the "actual cash value" of totaled vehicles. Plaintiff asserts various common law and contract claims against the defendant insurance companies, and various common law claims against CCC. Plaintiff seeks an unspecified amount of compensatory and punitive damages, as well as an award of attorney's fees and costs. Dairyland and Sentry filed a motion to compel an appraisal under the terms of the Plaintiff's policy, which motion was denied by the trial court. Dairyland and Sentry have appealed the denial of that motion.

         During January and February of 2001, the group of plaintiffs' lawyers who filed the COOK lawsuit filed ten (10) additional putative class action lawsuits against CCC and several of its insurance company customers in the Circuit Court of Madison County, Illinois. Those cases are captioned as follows:
LANCEY V. COUNTRY MUTUAL INS. CO., COUNTRY CASUALTY INS. D/B/A COUNTRY COMPANIES, AND CCC INFORMATION SERVICES INC., CASE NO. 01 L 113 (FILED 1/29/01); SCHOENLEBER V. PRUDENTIAL PROPERTY AND CASUALTY INC. CO. AND CCC INFORMATION SERVICES INC., CASE NO. 01 L 99 (FILED 1/18/01); EDWARDS V. MID-CENTURY INS. CO. D/B/A FARMERS INS. AND CCC INFORMATION SERVICES INC., CASE NO. 01 L 151 (FILED 2/6/01); BORDONI V. CGU INS. GROUP D/B/A CGU INS. CO. OF ILLINOIS AND CCC INFORMATION SERVICES INC., CASE NO. 01 L 157 (FILED 2/6/01); RICHARDSON V. PROGRESSIVE PREMIER INS. CO. OF ILLINOIS D/B/A PROGRESSIVE AND CCC INFORMATION SERVICES INC., CASE NO. 01 L 149 (FILED 2/6/01); BILLUPS V. GEICO GENERAL INS. CO. AND CCC INFORMATION SERVICES INC., CASE NO. 01 L 159 (FILED 2/6/01); HUFF V. HARTFORD INS. CO. OF ILLINOIS D/B/A THE HARTFORD AND CCC INFORMATION SERVICES INC., CASE NO. 01 L 158 (FILED 2/6/01); KNACKSTEDT V. ST. PAUL FIRE AND MARINE INS. CO. AND CCC INFORMATION SERVICES INC., CASE NO. 01 L 153 (FILED 2/6/01); MOORE V. SHELTER INS. COS. AND CCC INFORMATION SERVICES INC., CASE NO. 01 L 160 (FILED 2/6/01); TRAVIS V. KEMPER CASUALTY INS. CO. D/B/A KEMPER INSURANCE AND CCC INFORMATION SERVICES INC., CASE NO. 01 L 290 (FILED 2/16/01).

         In each case, the plaintiff alleges that his or her insurance company, using a valuation prepared by CCC, offered an inadequate amount to settle his or her total loss claim. Each plaintiff seeks to represent a nationwide class of the defendant insurance comany's customers, who, during the period from January 28, 1989, up to the date of trial, had their total loss claims settled using a valuation report prepared by CCC. Plaintiff asserts various common law and contract claims against the defendant insurance companies, and various common law claims against CCC. Plaintiff seeks an unspecified amount of compensatory and punitive damages, as well as an award of attorney's fees and costs. CCC has not yet responded to these complaints.

         Between October of 1999 and July of 2000, a separate group of plaintiffs' attorneys filed a series of putative class action lawsuits against CCC and several of its insurance company customers in the Circuit Court of Cook County, Illinois.

The cases are captioned as follows: ALVAREZ-FLORES V. AMERICAN
FINANCIAL GROUP, INC., ATLANTA CASUALTY CO., AND CCC INFORMATION SERVICES INC., NO. 99 CH 15032 (FILED 10/19/99); GIBSON V. ORIONAUTO, GUARANTY NATIONAL INS. CO. AND CCC INFORMATION SERVICES INC., NO. 99 CH 15082 (FILED 10/20/99); KEILLER
V. FARMERS INSURANCE GROUP OF COMPANIES, FARMERS GROUP, INC., FARMERS INSURANCE EXCHANGE, FARMERS INSURANCE CO. OF OREGON, AND CCC INFORMATION SERVICES INC., NO. 99 CH 15485 (FILED 10/20/99); STEPHENS V. THE PROGRESSIVE CORP., PROGRESSIVE PREFERRED INS. CO. AND CCC INFORMATION SERVICES INC., NO. 99 CH 15557 (FILED 10/28/99); MYERS V. TRAVELERS PROPERTY CASUALTY CORP., THE TRAVELERS INDEMNITY COMPANY OF AMERICA AND CCC INFORMATION SERVICES INC., NO. 00 CH 2793 (FILED 2/22/00); LEPIANE V. THE HARTFORD FINANCIAL SERVICES GROUP, INC., HARTFORD INSURANCE COMPANY OF THE MIDWEST AND CCC INFORMATION SERVICES INC., NO. 00 CH 10545 (FILED 7/18/00).

         In the ALVAREZ-FLORES case, the insurance company defendants filed a motion to compel an appraisal and to stay the litigation pending the appraisal. The court granted that motion on April 14, 2000. On December 8, 2000, following the conclusion of the appraisal, the Court granted a motion by the Plaintiff to lift the stay, except that the Court continued the stay with regard to discovery. The Court further ordered the defendants to file dispositive motions regarding the appraisal to be filed by January 26, 2001. CCC and Atlanta Casualty each filed a motion to dismiss on that date. Those motions are fully briefed and scheduled for oral argument on April 19, 2001.

         In the GIBSON case, the insurance company defendants filed a motion to compel an appraisal and to stay the litigation pending the appraisal. The court granted that motion on May 30, 2000. The appraisal is ongoing and the case remains stayed.

         In the KEILLER case, the plaintiff voluntarily dismissed the case without prejudice on July 6, 2000.

         In the MYERS case, the defendants filed motions to dismiss or stay the plaintiffs' claims on June 15, 2000. The motions were granted in part and denied in part on September 12, 2000. The Plaintiff filed a First Amended Class Action Complaint on September 22, 2000. The defendants filed motions to dismiss or stay the plaintiffs' claims on October 20, 2000. On February 15 and 16, 2001, the Court dismissed all but one of the plaintiff's claims without prejudice. Plaintiff filed her Second Amended Class Action Complaint on March 2, 2001. CCC's answer or other responsive pleading is due on April 9, 2001. Briefing is scheduled to be completed on any motions to dismiss the Second Amended Class Action Complaint on June 7, 2001, and oral argument is currently scheduled for June 14, 2001.

         In the STEPHENS case, the Progressive defendants filed a motion to dismiss the plaintiff's claims on January 10, 2000. The plaintiff subsequently requested and was granted leave to file a First Amended Class Action Complaint, which was filed on September 14, 2000. On December 12, 2000, all defendants filed motions to stay or dismiss Plaintiffs' claims. Those motions are fully briefed and are scheduled for oral argument on April 19, 2001.

         In the LEPIANE case, CCC filed a motion to dismiss or stay plaintiffs' claims on October 30, 2000. The motion was scheduled for hearing on February 23, 2001; at that time, however, the Circuit Court judge recused herself. The case was reassigned to a different judge on February 26, 2001. The motions have not yet been scheduled for hearing.

         On August 23, 2000, a putative statewide class action was filed in the Circuit Court for Hillsborough County, Florida, against CCC and USAA Casualty Insurance Company. SINTES V. USAA CASUALTY INS. CO. AND CCC INFORMATION SERVICES INC., CASE NO. 2000-0006380. Plaintiffs allege that USAA contracted with CCC to provide valuations of "total loss" vehicles and that CCC supplied valuations that were intentionally below the fair market value of the insured vehicle. The plaintiffs assert various common law claims against USAA seeking unspecified damages. The plaintiffs also assert a single claim for injunctive relief against USAA and CCC. Plaintiffs also request an award of pre- and post-judgment interest and an award of attorneys' fees, litigation expenses and costs. The group of plaintiffs' attorneys who filed the Sintes case includes several attorneys who have previously filed similar cases against CCC and various of its customers in the Circuit Court of Cook County, Illinois (see above). CCC filed a motion to dismiss Plaintiffs' Class Action Complaint and a motion to strike Plaintiffs' claim for attorneys' fees on December 7, 2000. On February 16, 2001, the Court entered an order granting CCC's motion to strike Plaintiffs' claim for attorneys' fees and CCC's motion to dismiss the Class Action Complaint. Although the Court gave Plaintiffs' leave to file an amended complaint within twenty days of that order, Plaintiffs declined to do so. Plaintiffs' claims against CCC have therefore been dismissed without prejudice.

         Between June and August of 2000, a separate group of plaintiffs' attorneys filed three putative class action cases against CCC and various of its insurance company customers in the State Court of Fulton County, Georgia. Those cases are MCGOWAN V. PROGRESSIVE CASUALTY INS. CO., PROGRESSIVE INS. CO., AND CCC INFORMATION SERVICES INC., CASE NO. 00VS006525 (FILED 6/16/00), DASHER V. ATLANTA CASUALTY CO. AND CCC INFORMATION SERVICES INC., CASE NO. 00VS006315 (FILED 6/16/00) AND WALKER V. STATE FARM MUTUAL AUTOMOBILE INS. CO. AND CCC INFORMATION SERVICES INC., CASE NO. 00VS007964 (FILED 8/2/00). The plaintiff in each case alleges that his or her insurance company, using a valuation prepared by CCC, offered plaintiff an inadequate amount for his or her automobile and that CCC's TOTAL LOSS valuation product provides values that do not comply with the applicable Georgia regulations. The plaintiffs assert various common law and statutory claims against the defendants and seek to represent a nationwide class of insurance company customers. Additionally plaintiffs seek to represent a similar statewide sub-class for claims under the Georgia RICO statute. Plaintiffs seek unspecified compensatory, treble and punitive damages, as well as an award of attorneys' fees and expenses.

         In all three of these cases, the insurance company defendants filed motions to compel appraisals under the terms of the plaintiffs' insurance policies. All three cases are pending before the same judge, who held a consolidated hearing on the insurers' motions on December 19, 2000. At that hearing, the Court granted the insurers' motions to compel appraisals and to stay the litigation pending the appraisal process. The cases, including the plaintiffs' claims against CCC, are now stayed pending the appraisals.


         On August 2, 2000, a putative class action purportedly on behalf of certain residents of fourteen states was filed in the Franklin County Court of Common Pleas, State of Ohio, against Nationwide Mutual Insurance Company and CCC. WHITWORTH V. NATIONWIDE MUTUAL INS. CO. AND CCC INFORMATION SERVICES INC., CASE NO. CVH-08-6980. The Whitworth lawsuit was filed by a group of plaintiffs' attorneys that includes certain attorneys who previously filed three putative class actions against CCC and various of its customers in Fulton County State Court (reported above). The plaintiffs assert substantially the same claims and seek substantially the same relief as in those previously filed Fulton County actions. The plaintiffs further allege that CCC's TOTAL LOSS VALUATION product provides values that do not comply with applicable regulations in Ohio and thirteen other states. Nationwide filed a motion to dismiss the Plaintiffs' Complaint on October 16, 2000. CCC filed a motion to dismiss the Complaint on October 23, 2000. On January 19, 2001, after the briefing on those motions was completed but before the Court had ruled on them, Plaintiffs filed a First Amended Complaint. Nationwide and CCC both filed motions to dismiss the First Amended Complaint on February 26, 2001. No briefing schedule or oral argument date has been set.

         On or about March 27, 1998 a case entitled GARDNER V. ALLSTATE INDEMNITY CO., CIVIL ACTION 98-D-480-N (M.D. ALA.), was filed in the Circuit Court of Montgomery County, Alabama. CCC is not named as a defendant in the case, and no relief is sought against CCC by the plaintiffs. In the Complaint, plaintiffs asserted claims against one of CCC's customers, Allstate Indemnity Co., for unjust enrichment and constructive trust and for breach of contract based on Allstate's use of an unidentified total loss valuation product. Allstate removed the case to the United States District Court for the Middle District of Alabama in April 1998 (GARDNER V. ALLSTATE INDEMNITY CO., CIVIL ACTION 98-D-480-N).Plaintiffs moved for class certification on August 28, 1998. Plaintiffs' class certification motion was granted on April 28, 2000. Pursuant to the April 28, 2000 order, the district court certified a plaintiff class of all Alabama customers who, from March 26, 1992 through the time of final judgment in the case, (1) have been insured under or paid pursuant to an Allstate auto policy, (2) whose vehicles have been declared a total loss by Allstate; and (3) to whom Allstate has paid out a claim for a total loss adjusted based on CCC valuations. The United States District Court for the Middle District of Alabama entered an order on February 20, 2001 remanding the case to the Circuit Court of Montgomery County, Alabama. The District Court, which had certified a statewide class of Allstate customers whose total loss claims had been adjusted by Allstate based on total loss valuations prepared by CCC, found that it did not have subject matter jurisdiction over the case.

         Four of the Company's automobile insurance company customers have made contractual and, in some cases, also common law indemnification claims against the Company for litigation costs, attorneys' fees, settlement payments and other costs allegedly incurred by them in connection with litigation relating to their use of the Company's TOTAL LOSS valuation product. With respect to one of these claims, the Company believes that it is questionable whether the Company has any responsibility, and in any event, the Company believes that any amount owed would be immaterial with respect to both results of operations and financial position. With regard to the remaining three claims, the Company has not yet been advised of specific facts to support these customers' demands for indemnification nor has any specific dollar amount been demanded. In any event, the Company believes it has defenses to these claims, including, in one instance a general release and counterclaims for indemnification.

         CCC intends to vigorously defend all of the above described lawsuits and claims to which it is a party, and support its customers in other actions. Due to the numerous legal and factual issues that must be resolved during the course of litigation, CCC is unable to predict the ultimate outcome of any of these actions. If CCC were held liable in any of the actions (or otherwise concludes that it is in CCC's best interest to settle any of them), CCC could be required to pay monetary damages (or settlement payments). Depending upon the theory of recovery or the resolution of the plaintiff's claims for compensatory and punitive damages, or potential claims for indemnification or contribution by CCC's customers in any of the actions, these monetary damages (or settlement payments) could be substantial and could have a material adverse effect on CCC's business, financial condition or results of operations. The Company is unable to estimate the magnitude of its exposure, if any, at this time. As additional information is gathered and the litigations proceed, CCC will continue to assess its potential impact.

NOTE 25--DISCONTINUED OPERATIONS

         On April 19, 2001, the Company decided to discontinue the operations of its CCC Consumer Services segment. The Company's disposal plan includes the sale of certain assets and the closure of the remaining Consumer Services business segment. As a result of this decision, in the first quarter of 2001 the Company recorded a charge, net of taxes, of $7.0 million. This includes a loss on disposal estimated at $6.8 million and a $0.9 million, net of tax charge for expected losses during the wind down period, which the Company expects to take approximately six to nine months. Included in the loss on disposal are severance costs related to the termination of 365 employees. The Company recorded an income tax benefit related to this charge of $2.6 million.

         Operating results of the discontinued segment were are follows:


                                                                               YEAR ENDED DECEMBER 31,
                                                                               -----------------------
                                                                        2000           1999           1998
                                                                        ----           ----           ----
                                                                                    (IN THOUSANDS)
Revenues.......................................................         $25,139        $28,776        $19,358
Income (loss) before income taxes..............................          (5,590)          (324)          (416)
Income tax benefit (provisions)................................           1,884             (9)           137
Income (loss) from discontinued operations, net of tax.........          (3,704)          (333)          (280)



           The net assets of discontinued operations as of December 31, 2000 consisted of the following:


                                                                     DECEMBER 31,
                                                                         2000
                                                                         ----
Cash...........................................................          $723
Accounts receivable............................................         4,515
Goodwill, net..................................................         2,372
Accounts payable and accrued expenses..........................          (836)
Deferred revenues..............................................          (865)
Other liabilities..............................................          (767)
Other..........................................................          (294)
Net assets (liabilities) of discontinued operations............         4,848

NOTE 26--SUMMARIZED QUARTERLY OPERATING RESULTS (UNAUDITED)

         The following table sets forth unaudited consolidated statements of operations for the quarters in the years ended December 31, 2000 and 1999. These quarterly statements of operations have been prepared on a basis consistent with the audited financial statements. They include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the quarterly results of operations, when such results are read in conjunction with the audited consolidated financial statements and the notes thereto. The operating results for any quarter are not necessarily indicative of results for any future period. Amounts are in thousands, except for per share data.

                                                                  2000                                    1999
                                                                  ----                                    ----
                                                  FIRST    SECOND     THIRD     FOURTH     FIRST    SECOND     THIRD    FOURTH
                                                  -----    ------     -----     ------     -----    ------     -----    ------
Revenues..........................                $47,680   $47,479    45,782    $46,700   $43,228   $43,952   $44,617   $47,224
Operating expenses................                (41,290)  (43,835)  (49,318)   (46,575)  (37,178)  (43,493)  (40,347)  (39,733)
Restructuring charges.............                     --        --        --     (6,017)       --        --        --    (2,242)
Litigation settlements............                     --        --    (1,425)      (950)       --        --        --        --
                                                 --------   -------   -------    -------   -------   -------   -------   -------
Operating income (loss)...........                  6,390       644    (4,961)    (6,842)    6,050       459     4,270     5,249
Interest expense..................                   (650)     (739)     (864)      (882)     (185)     (177)     (400)     (596)
Other income, net.................                  4,377       225       145        354        39       190       173        10

Gain on exchange of investment securities, net         --    18,437        --         --        --        --        --        --

Equity in losses of
  ChoiceParts.....................                     --      (312)     (476)    (1,283)       --        --        --        --
                                                 --------   -------   -------    -------   -------   -------   -------   -------
Income (loss) from continuing operations
before income                                      10,117    18,255    (6,156)    (8,653)    5,904       472     4,043     4,663
  taxes
Income tax benefit (provision)....                 (4,990)    2,208     2,658     (3,328)   (2,635)      196    (2,350)   (2,563)
                                                 --------   -------   -------    -------   -------   -------   -------   -------
Income (loss) from continuing operations
before equity losses..........................      5,127    20,463    (3,498)   (11,981)    3,269       668     1,693     2,100
Equity in net losses of affiliates.............      (813)   (3,496)   (3,657)    (7,684)   (4,495)     (501)     (814)     (835)
                                                 --------   -------   -------    -------   -------   -------   -------   -------
Income (loss) from continuing operations            4,314    16,967    (7,155)   (19,665)   (1,226)      167       879     1,265

Income (loss) from discontinued operations,
net of income taxes ............................      221       290      (447)    (3,768)      215       (92)     (311)     (145)
                                                 --------   -------   -------    -------   -------   -------   -------   -------
Net income (loss).................                  4,535    17,257    (7,602)   (23,433)   (1,011)       75       568     1,120

Dividends and accretion on mandatorily redeemable
  preferred stock...........................           --        --        --         --        (1)       (1)       --        --
                                                 --------   -------   -------    -------   -------   -------   -------   -------

Net income (loss) applicable to common stock       $4,535   $17,257  $ (7,602)  $(23,433)  $(1,012)    $  74    $  568   $ 1,120
                                                 ========   =======  ========  =========  ========    ======      ====    ======

PER SHARE DATA:

Income (loss) per common share -basic
                                                    $0.20     $0.79    $(0.35)    $(1.08)   $(0.04)   $(0.00)    $0.03     $0.05

Income (loss) per common share - diluted
                                                    $0.20     $0.78    $(0.35)    $(1.08)   $(0.04)   $(0.00)    $0.03     $0.05



Weighted average shares outstanding:
  Basic...........................                 22,149    21,959    21,613     21,687    23,720    23,381    22,429    21,920
  Diluted.........................                 22,811    22,113    21,613     21,687    24,135    23,685    22,670    22,225

                      CCC INFORMATION SERVICES GROUP INC.
                               AND SUBSIDIARIES

                  SUPPLEMENTAL FINANCIAL STATEMENT SCHEDULES

                SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                                (IN THOUSANDS)

                                                        BALANCE AT
                                                        BEGINNING    CHARGED TO   CHARGED TO                  BALANCE
                                                           OF        COSTS AND      OTHER      ADDITIONS/      AT END
DESCRIPTION                                              PERIOD       EXPENSES     ACCOUNTS    DEDUCTIONS     OF PERIOD
-----------                                             ----------   ----------   ----------   ----------     ---------
1998 Allowance for Doubtful Accounts.................     2,663         8,331         22 (b)   (7,758)(a)       3,258
1999 Allowance for Doubtful Accounts.................     3,258         8,280         --       (7,563)(a)       3,975
2000 Allowance for Doubtful Accounts.................     3,975         4,494        200       (4,971)(a)       3,698
1998 Deferred Income Tax Valuation Allowance.........       293            --         --           48             341
1999 Deferred Income Tax Valuation Allowance.........       341            --         --         (341)             --
2000 Deferred Income Tax Valuation Allowance.........        --            --         --        2,826           2,826

---------------
(a) Accounts receivable write-offs, net of recoveries.

(b) Opening reserve balance for Professional Claims Services, Inc.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

        (a) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

              NOT APPLICABLE.

        (b) UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION.

              NOT APPLICABLE.

        (c) EXHIBITS.

              23 CONSENT OF PRICEWATERHOUSECOOPERS LLP.

              99.1 PRESS RELEASE OF THE COMPANY, DATED JUNE 26, 2001.

                       CCC INFORMATION SERVICES GROUP INC.
                                AND SUBSIDIARIES



                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 28, 2001                CCC INFORMATION SERVICES GROUP
                                   By:       /s/ Githesh Ramamurthy
                                   Name:     Githesh Ramamurthy
                                   Title:    Chairman, President and Chief
                                             Executive Officer

                                   By:       /s/ Reid E. Simpson
                                   Name:     Reid E. Simpson
                                   Title:    Executive Vice President and
                                             Chief Financial Officer

                                 EXHIBIT INDEX


23    Consent of PricewaterhouseCoopers LLP

99.1  Press Release of the Company, dated June 26, 2001.